                                                       RULE NO. 424(b)(5)
                                                       REGISTRATION NO. 33-65135


              PRELIMINARY AND SUBJECT TO COMPLETION AND AMENDMENT
                         ISSUE DATE: JANUARY 19, 1996

PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED JANUARY 19, 1996)
                                    [LOGO]
                                  $25,000,000
                           MERRILL LYNCH & CO., INC.
                           AMEX HONG KONG 30 INDEX*
                EQUITY PARTICIPATION NOTES DUE FEBRUARY  , 1999

  The AMEX Hong Kong 30 Index Equity Participation Notes due February , 1999 (the "Notes") are debt securities of Merrill Lynch & Co., Inc. (the "Company"), which are being issued in denominations of $1,000 and integral multiples thereof, will bear no periodic payments of interest and will mature on February , 1999. At maturity, a beneficial owner of a Note will be entitled to receive, with respect to each Note, the principal amount thereof plus an interest payment (the "Supplemental Redemption Amount") based on the percentage increase, if any, in the AMEX Hong Kong 30 Index (the "Index") over the Benchmark Index Value. The Supplemental Redemption Amount will in no event be less than zero or more than $1,000 per $1,000 principal amount of Notes, representing a maximum annualized rate of return of 24.49% compounded semi-annually over a term of three years. The Notes are not redeemable or callable by the Company prior to maturity. While at maturity a beneficial owner of a Note will receive the principal amount of such Note plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise.

  The Supplemental Redemption Amount payable with respect to a Note at maturity will equal the product of (A) the principal amount of the applicable Note, and (B) the percentage increase from the Benchmark Index Value to the Ending Index Value. The Benchmark Index Value will exceed the Starting Index Value on the date the Notes are priced by the Company for initial sale to the public (the "Pricing Date") by 15% to 20% (the actual percentage will be determined on the Pricing Date). The Starting Index Value, as more particularly described herein, will be the average (arithmetic mean) of values calculated by the Calculation Agent employing the same methods used to calculate the Index using intra-day prices in Hong Kong at specified times during the Pricing Date. The Benchmark Index Value will be set forth in the final form of this Prospectus Supplement delivered to investors in connection with sales of the Notes. The Ending Index Value, as more particularly described herein, will be the average (arithmetic mean) of the closing values of the Index on certain days, or, if certain events occur, the closing value of the Index on a single day prior to the maturity of the Notes.

  FOR INFORMATION AS TO THE CALCULATION OF THE SUPPLEMENTAL REDEMPTION AMOUNT WHICH WILL BE PAID AT MATURITY, THE CALCULATION AND THE COMPOSITION OF THE INDEX, AND CERTAIN TAX CONSEQUENCES TO BENEFICIAL OWNERS OF THE NOTES, SEE "DESCRIPTION OF NOTES", "THE INDEX", AND "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS", RESPECTIVELY, IN THIS PROSPECTUS SUPPLEMENT. FOR OTHER INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT.

  Ownership of the Notes will be maintained in book-entry form by or through the Depository (as hereinafter defined). Beneficial owners of the Notes will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein.

  Prior to issuance, the Notes will have been approved for listing on the American Stock Exchange (the "AMEX") under the symbol "HKN.A", subject to official notice of issuance.

                               ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED UPON THE  ACCURACY OR ADEQUACY  OF THIS PROSPECTUS  SUPPLEMENT
      OR THE PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                         PRICE TO   UNDERWRITING PROCEEDS TO THE
                                         PUBLIC(1)  DISCOUNT(1)    COMPANY(2)
--------------------------------------------------------------------------------
Per Note..............................     100%           %              %
--------------------------------------------------------------------------------
Total.................................  $25,000,000    $              $

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The "Price to Public" and "Underwriting Discount" for any single transaction to purchase $1,000,000 principal amount of Notes or more will be % per Note and % per Note, respectively.
(2) Before deduction of expenses payable by the Company.

  The Notes are offered by the Underwriter, subject to prior sale, when, as, and if issued by the Company and accepted by the Underwriter and subject to certain other conditions. The Underwriter reserves the right to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about February , 1996.

  This Prospectus Supplement and the accompanying Prospectus may be used by the Underwriter in connection with offers and sales related to market-making transactions in the Notes. The Underwriter may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

                               ---------------

                              MERRILL LYNCH & CO.

                               ---------------

          The date of this Prospectus Supplement is February  , 1996.

 *The use and reference to the term "AMEX Hong Kong 30 Index" herein has been consented to by the American Stock Exchange.
     The "AMEX Hong Kong 30 Index" is a service mark of the American Stock
                                   Exchange.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

  The Commissioner of Insurance of The State of North Carolina has not approved or disapproved the offering of the Notes made hereby nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus Supplement or Prospectus.

                                    SUMMARY

  "The following summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus".

Issuer......................  Merrill Lynch & Co., Inc.

Notes Offered...............  $25,000,000 of Equity Participation Notes due
                              February , 1999. The Notes are to be issued as a series of Senior Debt Securities under the Chemical Indenture described herein.

Listing.....................  Application will be made to list the Notes on the
                              American Stock Exchange.

Denominations...............  $1,000 and integral multiples thereof.

Original Issue Price........  100%.

Maturity....................  February  , 1999.

Payment at Maturity.........  At maturity, a beneficial owner of a Note will be entitled to receive (i) the principal amount thereof and (ii) the Supplemental Redemption Amount equal to:

                                                   Ending Index Value-Benchmark Index Value
                              Principal Amount X   ----------------------------------------
                                                            Benchmark Index Value

                              provided, however, that in no event will the Supplemental Redemption Amount be less than zero or more than $1,000 per $1,000 principal amount of Notes. The Benchmark Index Value will be the Starting Index Value on the date the Notes are priced by the Company for initial sale to the public multiplied by a factor equal to 115% to 120% as determined by the Company on the Pricing Date. The Starting Index Value will be determined by the Calculation Agent and will be the average (arithmetic mean) of the Computed Index Value as of 10:30 A.M., 11:00 A.M., 11:30 A.M., 12:00
                              Noon, 12:30 P.M., 2:30 P.M., 3:00 P.M. and 3:30
                              P.M. (Hong Kong time) on the Pricing Date in Hong Kong. The "Computed Index Value" as of any time means the number obtained by (i) multiplying the last reported sales prices of each Underlying Stock at such time (as reported by Reuters Information Services, Inc. with respect to intra-day prices and by The Stock Exchange of Hong Kong Ltd. (the "Hong Kong Stock Exchange" or "HKSE") with respect to official closing prices) by the number of shares outstanding (as provided by the AMEX) to obtain the market capitalization for each of the Underlying Stocks and (ii) dividing the aggregate market capitalization of all the Underlying Stocks by the divisor used to calculate the last reported Index (see "The Index" herein). The AMEX has confirmed that the methodology used by the Calculation Agent to calculate the Computed Index Value is consistent with that currently used by the AMEX to calculate the Index. The Benchmark Index Value will be set forth in the final form of the Prospectus Supplement delivered to investors in connection with sales of the Notes. The Ending Index Value will equal the average (arithmetic mean) of the closing value of the Index on certain days prior to the maturity of the Notes, or, if Market Disruption Events occur on certain days, then the Ending Index Value will equal the closing value of the Index on a single day.

Index.......................  The AMEX Hong Kong 30 Index (the "Index") is a
                              capitalization-weighted stock index designed, developed, maintained and operated by, and is a service mark of, the American Stock Exchange (the "AMEX"). The AMEX commenced the daily calculation and public dissemination of the Index on September 1, 1993.

                              The Index is being used by the Company with the permission of the AMEX. The Index measures the composite price performance of 30 selected stocks trading on the Hong Kong Stock Exchange and is designed to represent a substantial segment of the Hong Kong stock market. Business sector representation of the component stocks comprising the Index (the "Underlying Stocks") consists primarily of property development, financing, utilities, conglomerates, hotel/leisure, airlines, transportation, property investment and publishing. The Index was established on June 25, 1993, on which date the Index was set at a value of 350.00.

                              As of December 29, 1995, the total capitalization of the Underlying Stocks ranged from approximately U.S.$442 million to a high of U.S.$26.77 billion, with the median being U.S.$3.73 billion.

                              Stocks that constitute the Index may be changed or substituted by the AMEX based on certain criteria. See "The Index" herein. The AMEX is under no obligation to continue the calculation and the dissemination of the Index. If the AMEX or any third party discontinues publication of the Index or any Successor Index, the Calculation Agent shall determine for the remaining term of the Notes the applicable Cash Settlement Value based on the formula and method used in calculating the Index in effect on the date the Index or any Successor Index was last published. See "Risk Factors" herein.

Risk Factors................  The Notes are subject to certain special considerations. On the Pricing Date, the Benchmark Index Value will exceed the Starting Index Value by 15% to 20% (the actual percentage will be determined on the Pricing Date). Investors should be aware that if the Ending Index Value does not exceed the Starting Index

                              Value by more than 15% to 20% (the actual percentage will be determined on the Pricing
                              Date), beneficial owners of the Notes will receive only the principal amount thereof. A beneficial owner of the Notes may receive no Supplemental Redemption Amount at maturity, or a Supplemental Redemption Amount that is below what the Company would pay as interest as of the date hereof if the Company issued non-callable senior debt securities with a similar maturity as that of the Notes. The return of principal of the Notes at maturity and the payment of the Supplemental Redemption Amount, if any, may not reflect the full opportunity costs implied by inflation or other factors relating to the time value of money.

                              In no event will the Supplemental Redemption
                              Amount exceed $1,000 per $1,000 principal amount of Notes. As a result, beneficial owners of Notes will not benefit from Index increases in excess of 230% to 240% (the actual percentage will be determined on the Pricing Date) of the Starting Index Value determined on the Pricing Date (the "Maximum Index Value").

                              There is no precedent to indicate how the Notes will trade in the secondary market or whether such market will be liquid. It is expected that the secondary market for the Notes will be affected by the creditworthiness of the Company and by a number of other factors. The trading value of the Notes is expected to depend substantially on the extent of the appreciation, if any, of the Index over the Benchmark Index Value. See "The Index--Historical Data on the Index" in this Prospectus Supplement for historical values of the Index. If, however, Notes are sold prior to the maturity date at a time when the Index exceeds the Benchmark Index Value, the sale price may be at a substantial discount from the amount expected to be payable to the beneficial owner if such excess of the Index over the Benchmark Index Value were to prevail until maturity of the Notes because of the possible fluctuation of the Index between the time of such sale and the time that the Ending Index Value is determined. Furthermore, the price at which a beneficial owner will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time the Index is below, equal to or not sufficiently above the Benchmark Index Value. The limitation that the Supplemental Redemption Amount may not exceed $1,000 per $1,000 principal amount of Notes may adversely affect the secondary market value of the Notes and such adverse effect could occur even if the value of the Index is below the Maximum Index Value. A discount could also result from rising interest rates.

                              The Index does not reflect the payment of dividends on the stocks underlying it and, therefore, the yield based on the Index to the maturity of the Notes will not produce the same yield as if such underlying stocks were purchased and held for a similar period. See "Risk Factors" in this Prospectus Supplement.

                              The value of the Index and the Supplemental
                              Redemption Amount, if any, may be adversely affected by foreign political, economic and other developments. Since Underlying Stocks representing approximately one-third of the market capitalization of the Index (as of December 29, 1995) are companies engaged in real estate asset management, development, leasing, property sales and other related activities, factors affecting these real estate companies may indirectly affect the Index. See "Risk Factors-- The Index" and "Risk Factors--Important Considerations Relating to Hong Kong".

                              It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                              Investors should also consider the tax
                              consequences of investing in the Notes. See
                              "Certain United States Federal Income Tax
                              Considerations" in this Prospectus Supplement.

                                  RISK FACTORS

PAYMENT AT MATURITY

  "Benchmark Index Value will Exceed Value of Index on the Pricing Date". On the Pricing Date, the Benchmark Index Value will exceed the Starting Index Value by 15% to 20% (the actual percentage will be determined on the Pricing Date). Investors should be aware that if the Ending Index Value does not exceed the Starting Index Value by more than 15% to 20% (the actual percentage will be determined on the Pricing Date), beneficial owners of the Notes will receive only the principal amount thereof.

  "Yield may be Below Market Interest Rates on the Pricing Date". A beneficial owner of the Notes may receive no Supplemental Redemption Amount at maturity, or a Supplemental Redemption Amount that is below what the Company would pay as interest as of the date hereof if the Company issued non-callable senior debt securities with a similar maturity as that of the Notes. The return of principal of the Notes at maturity and the payment of the Supplemental Redemption Amount, if any, may not reflect the full opportunity costs implied by inflation or other factors relating to the time value of money.

  "Limitation of Supplemental Redemption Amount". Because the Supplemental Redemption Amount will not exceed $1,000 per $1,000 principal amount of Notes, beneficial owners of Notes will not benefit from Index increases in excess of 230% to 240% (the actual percentage will be determined on the Pricing Date) of the Starting Index Value determined on the Pricing Date (the "Maximum Index Value"). In no event will the Supplemental Redemption Amount exceed $1,000 per $1,000 principal amount of Notes.

  "Yield on Notes will not Reflect Dividends". The Index does not reflect the payment of dividends on the stocks underlying it and therefore the yield based on the Index to the maturity of the Notes will not produce the same yield as if such underlying stocks were purchased and held for a similar period.

  "State Law Limit on Interest Paid". Because the Chemical Indenture provides that the Notes will be governed by and construed in accordance with the laws of New York, certain usury laws of New York State may apply. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested. While the Company believes that New York law would be given effect by a state or Federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower (including, in some cases, corporate borrowers). It is suggested that prospective investors consult their personal advisors with respect to the applicability of such laws. The Company will covenant for the benefit of the Holders of the Notes, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Notes.

TRADING

  Application will be made to list the Notes on the American Stock Exchange. There is no precedent to indicate how the Notes will trade in the secondary market or whether such market will be liquid. It is expected that the secondary market for the Notes will be affected by the creditworthiness of the Company and by a number of other factors.

  The trading value of the Notes is expected to depend substantially on the extent of the appreciation, if any, of the Index over the Benchmark Index Value. See "The Index--Historical Data on the Index" in this Prospectus Supplement for historical values of the Index. If, however, Notes are sold prior to the maturity date at a time when the Index exceeds the Benchmark Index Value, the sale price may be at a substantial discount from the amount expected to be payable to the beneficial owner if such excess of the Index over the Benchmark Index Value were to prevail until maturity of the Notes because of the possible fluctuation of the

Index between the time of such sale and the time that the Ending Index Value is determined. Furthermore, the price at which a beneficial owner will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the Index is below, equal to, or not sufficiently above the Benchmark Index Value and/or if the value of the Index on the days used to calculate the Ending Index Value was below, equal to, or not sufficiently above the Benchmark Index Value. The limitation that the Supplemental Redemption Amount will not exceed $1,000 per $1,000 principal amount of Notes may adversely affect the secondary market value of the Notes and such adverse effect could occur even if the value of the Index is below the Maximum Index Value. A discount could also result from rising interest rates.

  In addition to the value of the Index, the trading value of the Notes may be affected by a number of interrelated factors, including the creditworthiness of the Company and those factors listed below. The relationship among these factors is complex, including how these factors affect the relative value of the principal amount of the Notes to be repaid at maturity and the value of the Supplemental Redemption Amount. Accordingly, investors should be aware that factors other than the level of the Index are likely to affect the Notes' trading value. The expected effect on the trading value of the Notes of each of the factors listed below, assuming in each case that all other factors are held constant, is as follows:

    "Interest Rates". In general, if U.S. interest rates increase, the trading value of the Notes is expected to decrease. If U.S. interest rates decrease, the trading value of the Notes is expected to increase. If interest rates in Hong Kong increase, the trading value of the Notes is expected to increase; however, increased Hong Kong interest rates may adversely affect the economy of Hong Kong and, in turn, the Index, and the trading value of the Notes could then be expected to decrease. If interest rates in Hong Kong decrease, the trading value of the Notes is expected to decrease; however, decreased Hong Kong interest rates may favorably affect the economy of Hong Kong and, in turn, the Index, and consequently, the trading value of the Notes could then be expected to increase.

    "Volatility of the Index". If the volatility of the Index increases, the trading value of the Notes is expected to increase. If the volatility of the Index decreases, the trading value of the Notes is expected to decrease.

    "Time Remaining to Maturity". The Notes may trade at a value above that which may be inferred from the level of interest rates and the Index. This difference will reflect a "time premium" due to expectations concerning the value of the Index during the period prior to maturity of the Notes. As the time remaining to maturity of the Notes decreases, however, this time premium is expected to decrease, thus decreasing the trading value of the Notes. In addition, the price at which a beneficial owner may be able to sell Notes prior to maturity may be at a discount, which may be substantial, from the principal amount of the Notes if the value of the Index is below, equal to, or not sufficiently above the Benchmark Index Value.

    "Dividend Rates in Hong Kong". If dividend rates on the stocks comprising the Index increase, the value of the Notes is expected to decrease. Conversely, if dividend rates on the stocks comprising the Index decrease, the value of the Notes is expected to increase. However, in general, rising corporate dividend rates in Hong Kong may increase the value of the Index and, in turn, increase the value of the Notes. Conversely, falling dividend rates in Hong Kong may decrease the value of the Index and, in turn, decrease the value of the Notes.

    "Hong Kong Dollar/U.S. Dollar Exchange Rates". The Supplemental Redemption Amount is based on a given level of the Index and will not be affected by changes in the Hong Kong dollar/U.S. dollar exchange rate. However, a number of economic factors, including the Hong Kong dollar/U.S. dollar exchange rate, could affect the value of the Underlying Stocks and, therefore, the value of the Index.

  The impact of the factors specified above, excluding the value of the Index, may offset, partially or in whole, any increase in the trading value of the Notes that is attributable to an increase in the value of the Index. For example, an increase in U.S. interest rates may cause the Notes to trade at a discount from their initial offering price, even if the Index has appreciated significantly. In general, assuming all relevant factors are held constant, the effect on the trading value of the Notes of a given change in interest rates, Index volatility and/or dividend rates of stocks comprising the Index is expected to be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. The effect on the trading value of the Notes of a given appreciation of the Index in excess of the Benchmark Index Value is expected to be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes, assuming all other relevant factors are held constant.

THE INDEX

  The stocks underlying the Index have been issued by companies organized in Hong Kong. The prices of such Underlying Stocks will be affected by foreign political, economic and other developments.

  The Hong Kong Stock Exchange has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the Hong Kong Stock Exchange considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The Hong Kong Stock Exchange may also do so when: (1) an issuer fails, in a manner which the Hong Kong Stock Exchange considers material, to comply with the Hong Kong Stock Exchange Listing Rules or its Listing Agreements; or (2) the Hong Kong Stock Exchange considers there are insufficient securities in the hands of the public; or (3) the Hong Kong Stock Exchange considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer's securities; or (4) the Hong Kong Stock Exchange considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the Hong Kong Stock Exchange may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Since the stocks underlying the Index are traded on the Hong Kong Stock Exchange, changes in the Index may be affected by suspensions of trading generally or of one or more of the stocks underlying the Index, which limitations may, in turn, adversely affect the value of the Notes.

IMPORTANT CONSIDERATIONS RELATING TO HONG KONG

  Investors should realize that the value of the Index, and therefore the potential Supplemental Redemption Amount, if any, may be adversely affected by political, economic or social instability, developments and changes in law or regulations, particularly in Hong Kong and the People's Republic of China ("China"). Certain of these factors are discussed below.

  In December 1984, Great Britain and China signed an agreement (the "Sino-British Accord") under which Hong Kong will revert to Chinese sovereignty effective July 1, 1997. Although China has committed by treaty to preserve for 50 years the economic and social freedoms currently enjoyed in Hong Kong, the continuation of the economic system in Hong Kong after the reversion will be affected by the Chinese government. Any increase in uncertainty as to the future economic and political status of Hong Kong could have a material adverse effect on the economy of Hong Kong and the Index.

  The Sino-British Accord provides that the basic policies of China regarding Hong Kong and the elaboration of these policies in the Sino-British Accord will be stipulated by the National People's Congress of China in a Basic Law of the Hong Kong Special Administrative Region (the "Hong Kong SAR") (the "Basic Law"). The Basic Law was finalized in February 1990 and adopted by the National People's Congress on April 4, 1990. The Basic Law provides that the Chief Executive of the Hong Kong SAR will be recommended by a committee composed of Hong Kong residents representing a broad spectrum of distinct constituencies, such as industry, labor and the various professions, and appointed by the government of China. The power of amendment of the Basic Law is vested in the National People's Congress of China. The Basic Law provides that the Hong Kong dollar will remain the legal tender in the Hong Kong SAR after the transfer of sovereignty. It also provides that no exchange control policies will be applied in the Hong Kong SAR and that the Hong Kong dollar will remain freely convertible.

  In the past, the prices of shares on the HKSE and Hong Kong property market values have experienced substantial fluctuations in response to political developments affecting China and relations between China and the United Kingdom. Although China has agreed by treaty that the Hong Kong SAR will have a high degree of legislative, legal and economic autonomy, there can be no assurance as to the consequence of the exercise of Chinese sovereignty over Hong Kong on the future economic and political status of Hong Kong and the Index.

  It is not clear how future developments in Hong Kong and China may affect the implementation of the Basic Law after the transfer of sovereignty in 1997. As a result of this political and legal uncertainty, the economic prospects of Hong Kong and the companies whose stocks comprise the Index are uncertain. Accordingly, the Hong Kong Stock Exchange has been, and can be expected to remain, highly volatile and sensitive to adverse political developments with regard to Hong Kong's future and perceptions of actual or potential political developments of that kind. For this reason, among others, the Index and the value of the Notes can also be expected to be volatile.

  "Underlying Stocks". The performance of certain companies listed on the Hong Kong Stock Exchange is linked to the economic climate of China. Any downturn in economic growth or other negative developments affecting the economic climate of China could have a material adverse effect on the value of the Index. In addition, the Hong Kong securities markets are currently characterized by a high level of investment by and interest among United States and other non-Hong Kong persons. Changes in the level of investment or interest could have a material adverse effect on the level of the Index.

  Although none of the companies whose stocks comprise the Underlying Stocks are currently organized under the laws of China, the level of the Index nonetheless can be affected by developments in China. China currently indirectly influences political and economic developments in various parts of Asia, including Hong Kong, and its influence is expected to continue to grow. The government of China, a socialist state controlled by the Communist Party of China, now permits private economic activities to a certain extent. Political, economic or social instability in, and diplomatic and other developments associated with, China could have a significant effect on economic conditions in Hong Kong and on the market prices and liquidity of securities traded on the Hong Kong Stock Exchange, including the Underlying Stocks. Moreover, many of the issuers of the Underlying Stocks have substantial investments in China, which investments could be adversely affected by political, economic, market and other developments in or affecting China. Accordingly, adverse political or economic developments in China could adversely affect the level of the Index and thus the value of the Notes.

  Underlying Stocks representing approximately one-third of the market capitalization of the Index (as of December 29, 1995) are companies engaged in real estate asset management, development, leasing, property sales and other related activities. Many factors may have an adverse impact on the credit quality of these real estate companies and, indirectly, the Index. Generally, these include economic recession, the cyclical nature of real estate markets, overbuilding, changing demographics, changes in governmental regulations (including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.

OTHER CONSIDERATIONS

  It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

  Investors should also consider the tax consequences of investing in the Notes. See "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

  Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") or its affiliates may from time to time engage in transactions involving the Underlying Stocks for their proprietary accounts and for other accounts under their management, which may influence the value of such Underlying Stocks and therefore the value of the Notes. MLPF&S and its affiliates will also be the counterparties to the hedge of the Company's obligations under the Notes. See "Use of Proceeds" herein. Accordingly, under certain circumstances, conflicts of interest may arise between MLPF&S's responsibilities as Calculation Agent with respect to the Notes and its obligations under its hedge and its status as a subsidiary of the Company. Under certain circumstances, the duties of MLPF&S as Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of MLPF&S as an affiliate of the issuer of the Notes, Merrill Lynch & Co., Inc., and with the interests of the holders of the Notes.

                              RECENT DEVELOPMENTS

  The following summary of consolidated financial information was derived from, and is qualified in its entirety by reference to, the financial statements, condensed financial statements, and other information and data contained in the Company's Annual Report on Form 10-K for the year ended December 30, 1994, and Quarterly Report on Form 10-Q for the period ended September 29, 1995, as amended by Form 10-Q/A (Amendment No. 1), (the "Quarterly Report"). See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The condensed consolidated financial statements contained in the Quarterly Report are unaudited; however, in the opinion of management of the Company, all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results of operations have been included.

  The Company conducts its business in highly volatile markets. Consequently, the Company's results can be affected by many factors, including general market conditions, the liquidity of secondary markets, the level and volatility of interest rates and currency values, the valuation of securities positions, competitive conditions, and the size, number, and timing of transactions. In periods of unfavorable market activity, profitability can be adversely affected because certain expenses remain relatively fixed. As a result, net earnings and revenues can vary significantly from period to period. Thus, interim results may not necessarily be representative of the full year results of operations.

                                                          NINE MONTHS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 30, SEPTEMBER 29,
INCOME STATEMENT INFORMATION                             1994          1995
----------------------------                         ------------- -------------
(IN THOUSANDS, EXCEPT RATIOS)
Revenues............................................  $13,749,334   $16,220,017
Net revenues(1).....................................  $ 7,531,792   $ 7,652,115
Earnings before income taxes........................  $ 1,474,392   $ 1,328,569
Net earnings........................................  $   855,147   $   810,427
Ratio of earnings to fixed charges(2)...............          1.2           1.2

                                                AT DECEMBER 30, AT SEPTEMBER 29,
BALANCE SHEET INFORMATION                            1994             1995
-------------------------                       --------------- ----------------
(IN THOUSANDS)
Total assets...................................  $163,749,327     $185,472,687
Long-term borrowings(3)........................  $ 14,863,383     $ 16,156,414
Stockholders' equity...........................  $  5,817,545     $  6,077,346

--------
(1) Net revenues are revenues net of interest expense.
(2) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.
(3) To finance its diverse activities, the Company and certain of its subsidiaries borrow substantial amounts of short-term funds on a regular basis. Although the amount of short-term borrowings significantly varies with the level of general business activity, on September 29, 1995, $1,476,027,000 of bank loans and $16,048,372,000 of commercial paper were outstanding. In addition, certain of the Company's subsidiaries lend securities and enter into repurchase agreements to obtain financing. At September 29, 1995, cash deposits for securities loaned and securities sold under agreements to repurchase amounted to $4,453,368,000 and $54,274,118,000, respectively. From September 30, 1995 to January 10, 1996, long-term borrowings, net of repayments and repurchases, increased by approximately $1,620,928,000.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 29, 1995

  Financial markets, which were particularly weak during the last half of 1994, improved during 1995 as a result of a steadying U.S. economy, declining interest rates, and heightened investor activity. Net earnings were $810 million for the first nine months of 1995, down 5% from $855 million in the comparable 1994 period, which included record first quarter net earnings of $372 million. Total revenues for the first nine months of 1995 were $16,220 million, up 18% over the 1994 nine-month period. Net revenues in the first nine months of 1995 were $7,652 million, up 2% from the comparable 1994 period due primarily to higher asset management and portfolio service fees, principal transactions revenues, and commissions, partially offset by lower investment banking revenues. Non-interest expenses were $6,324 million, up 4% from the comparable 1994 period.

  Commission revenues were $2,279 million for the first nine months of 1995, up 2% from the comparable 1994 period, due to higher volumes of both listed and over-the-counter securities, partially offset by lower mutual fund and commodities revenues. Mutual fund sales were down from 1994 as most stock and bond mutual funds declined in value after the strong 1994 first quarter, affecting volume through the first quarter of 1995. Sales of mutual funds, however, increased during the 1995 second and third quarters as investors were more active due to improved performance in both the stock and bond markets.

  Interest and dividend revenues were $9,329 million for the first nine months of 1995, up 34% from the comparable 1994 period. Interest expense, which includes dividend expense, increased 38% from the first nine months of 1994 to $8,568 million. Net interest profit increased 3% to $761 million, primarily as a result of higher levels of interest-earning assets relative to interest-bearing liabilities.

  Principal transactions revenues increased 4% from the first nine months of 1994 to $1,953 million. Taxable fixed-income trading revenues increased due, in part, to higher revenues from corporate bonds and preferred stock, non-U.S. government and agencies securities, and high-yield bonds. Trading revenues from mortgage-backed products were negatively affected by reduced market liquidity since the 1994 first quarter, leading to a loss. Net trading results from mortgage-backed products were positive, however, when combined with related net interest profit. Trading revenues in U.S. Government and agencies securities were down from a year ago as lower interest rates reduced volatility. Revenues from interest rate and currency swaps increased from the first nine months of 1994, primarily due to higher trading activity in non-U.S. dollar denominated transactions. In the 1995 third quarter, however, interest rate and currency swaps were down from the comparable 1994 period, due to lower revenues from U.S. dollar denominated transactions. Municipal securities revenues for the nine months were down from 1994 levels as declining interest rates and discussions on tax law changes decreased investor demand. Equities and equity derivatives trading revenues increased, due primarily to improved volumes in the convertible and over-the-counter equities markets, partially offset by lower equity derivatives trading revenues. Foreign exchange and commodities trading revenues decreased, due to lower commodity trading activity, partially offset by increased foreign exchange trading revenues, which resulted from higher customer volume caused by the strengthening of the U.S. dollar versus the Japanese yen and German mark in the third quarter of 1995.

  Investment banking revenues were $938 million, down 7% from the first nine months of 1994, as domestic and global industrywide underwriting volume declined 6% and 8%, respectively, compared to volumes in the first nine months of 1994. Lower underwriting revenues were reported in equities, private placements, and high yield securities, partially offset by increases in corporate debt and preferred stock issuances. In the 1995 third quarter, however, industrywide domestic underwriting volume increased 9% from the 1995 second quarter and 45% from the 1994 third quarter as a result of declining interest rates and stronger equity markets. Strategic services revenues remained strong, benefiting from increased merger and acquisition assignments in various industries.

  Asset management and portfolio service fees rose 7% from the 1994 nine-month period to $1,397 million, principally due to increases in asset management and mutual fund transfer agency fees. Other revenues decreased 10% from the 1994 nine-month period to $325 million, as a result of lower net realized investment gains in the 1995 nine-month period as compared with the 1994 nine-month period.

  Non-interest expenses were $6,324 million, up 4% from the 1994 nine-month period. Compensation and benefits expense, which represented approximately 63% of non-interest expenses, increased 4% from the 1994 nine-month period, due primarily to increases in base salaries. Compensation and benefits expense as a percentage of net revenues was 51.9% in the first nine months of 1995, compared with 50.8% in the year-ago period.

  Occupancy costs were virtually unchanged from the 1994 nine-month period. Other facilities-related costs, which include communications and equipment rental expense and depreciation and amortization expense, rose 10% primarily due to increased usage of market information services, as well as higher depreciation expense from the purchase of technology-related assets over the past year.

  Advertising and marketing development expenses decreased 3% from the 1994 nine-month period primarily due to reduced recognition program and travel costs, partially offset by increases in certain advertising programs. Professional fees increased 18% from the year-ago period, due to higher legal and consulting fees. Brokerage, clearing and exchange fees increased 4% from the 1994 nine-month period as a result of higher volumes. Other expenses increased 2% from the 1994 nine-month period, and included a $26 million charge for the write-off of assets related to a technology contract in the 1995 first quarter.

  Income tax expense totaled $518 million for the first nine months of 1995. The effective tax rate for the first nine months of 1995 was 39%, compared with 42% in the year-ago period. The decrease in the effective tax rate was attributable to lower state income taxes, increases in tax-exempt interest and deductions for dividends received, and expanded international business activities.

  During the 1995 third quarter, Merrill Lynch Investments PLC, a wholly-owned subsidiary of the Company, acquired substantially all of the outstanding shares of Smith New Court PLC ("Smith New Court"), a U.K.-based global securities firm, for approximately $800 million. As a result of the acquisition, the Company recorded approximately $550 million of goodwill, which is being amortized on a straight-line basis over 15 years. The Company's third quarter 1995 results include those of Smith New Court since mid-August 1995, as well as approximately $4 million of goodwill amortization and approximately $7 million of integration costs related to the acquisition.

CERTAIN BALANCE SHEET INFORMATION AS OF SEPTEMBER 29, 1995

  The Company believes that its equity base is adequate relative to the level and composition of its assets and the mix of its business.

  In the normal course of business, the Company underwrites, trades, and holds non-investment grade securities in connection with its investment banking, market-making, and derivative structuring activities. These activities are subject to risks related to the creditworthiness of the issuers of, and the liquidity of the market for, such securities, in addition to the usual risks associated with investing in, financing, underwriting, and trading in investment grade instruments.

  At September 29, 1995, the fair value of long and short non-investment grade trading inventories amounted to $4,725 million and $406 million, respectively, and in the aggregate (i.e. the sum of long and short trading inventories), represented 5.1% of aggregate consolidated trading inventories.

  At September 29, 1995, the carrying value of extensions of credit provided to corporations entering into leveraged transactions aggregated $327 million (excluding unutilized revolving lines of credit and other lending commitments of $92 million), consisting primarily of senior term and subordinated financings to 36 medium-sized corporations. At September 29, 1995, the Company had no bridge loans outstanding. Loans to highly leveraged corporations are carried at unpaid principal balances less a reserve for estimated losses. The allowance for loan losses is estimated based on a review of each loan, and consideration of economic, market, and credit conditions. Direct equity investments made in conjunction with the Company's investment and merchant banking activities aggregated $228 million at September 29, 1995, representing investments in 81 enterprises. Equity investments in privately-held companies for which sale is restricted by government or contractual requirements are carried at the lower of cost or estimated net realizable value. At September 29, 1995, the Company held interests in partnerships, totaling $109 million (recorded on the cost basis), that invest in highly leveraged transactions and non-investment grade securities. At September 29, 1995, the Company also committed to invest an additional $81 million in partnerships that invest in leveraged transactions. As of November 13, 1995, the Company had additional lending commitments for $520 million to non-investment grade counterparties or related to highly leveraged transactions, of which $28 million had been drawn upon.

  The Company's insurance subsidiaries hold non-investment grade securities. Non-investment grade securities were 3.7% of total insurance investments at September 29, 1995. Non-investment grade securities of insurance subsidiaries are classified as available-for-sale and are carried at fair value.

  At September 29, 1995, the largest non-investment grade concentration consisted of government and corporate obligations of a South American sovereign totaling $503 million, of which $456 million represented on-balance-sheet hedges for off-balance-sheet financial instruments. No one industry sector accounted for more than 27% of total non-investment grade positions. At September 29, 1995, the Company held an aggregate carrying value of $310 million in debt and equity securities of issuers in various stages of bankruptcy proceedings or in default, of which 83% resulted from the Company's market-making activities in such securities.

                              DESCRIPTION OF NOTES

GENERAL

  The Notes are to be issued as a series of Senior Debt Securities under the Senior Indenture, referred to as the "Chemical Indenture", which is more fully described in the accompanying Prospectus. The Notes will mature on February , 1999.

  While at maturity a beneficial owner of a Note will receive the principal amount of such Note plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. (See "Payment at Maturity" below.)

  The Notes are not subject to redemption by the Company or at the option of any beneficial owner prior to maturity. Upon the occurrence of an Event of Default with respect to the Notes, beneficial owners of the Notes may accelerate the maturity of the Notes, as described under "Description of Notes--Events of Default and Acceleration" in this Prospectus Supplement and "Description of Debt Securities--General--Events of Default" in the accompanying Prospectus.

  The Notes are to be issued in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

  At maturity, a beneficial owner of a Note will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Index Value of the Index does not exceed the Benchmark Index Value a beneficial owner of a Note will be entitled to receive only the principal amount thereof.

  At maturity, a beneficial owner of a Note will be entitled to receive, with respect to each such Note, (i) the principal amount thereof, and (ii) the Supplemental Redemption Amount equal in amount to:

                                    Ending Index Value--Benchmark Index Value
                 Principal Amount X -----------------------------------------
                                             Benchmark Index Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero or more than $1,000 per $1,000 principal amount of Notes. The Benchmark Index Value will be the Starting Index Value on the date the Notes are priced by the Company for initial sale to the public multiplied by a factor equal to 115% to 120% as determined by the Company on the Pricing Date. The Starting Index Value will be determined by the Calculation Agent and, is the average (arithmetic mean) of the Computed Index Value as of 10:30 A.M., 11:00 A.M., 11:30 A.M., 12:00 Noon, 12:30 P.M., 2:30 P.M., 3:00 P.M. and 3:30 P.M.
(Hong Kong time) on the Pricing Date. The "Computed Index Value" as of any time means the number obtained by (i) multiplying the last reported sales prices of each Underlying Stock at such time (as reported by Reuters Information Services, Inc. with respect to intra-day prices and by The Stock Exchange of Hong Kong Ltd. (the "Hong Kong Stock Exchange" or "HKSE") with respect to official closing prices) by the number of shares outstanding (as provided by the AMEX) to obtain the market capitalization for each of the Underlying Stocks and (ii) dividing the aggregate market capitalization of all the Underlying Stocks by the divisor used to calculate the last reported Index (see "The Index" herein). The AMEX has confirmed that the methodology used by the Calculation Agent to calculate the Computed Index Value is consistent with that currently used by the AMEX to calculate the Index. The Ending Index Value will be determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Calculation Agent") and will equal the average (arithmetic mean) of the closing values of the Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Ending Index Value will equal the average (arithmetic mean) of the closing values of the Index on such Calculation Days, and if there is only one Calculation Day, then the Ending Index Value will equal the closing value of the Index on such Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Index Value will equal the closing value of the Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrences of a Market Disruption Event on such day. The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date. "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred. For purposes of determining the Ending Index Value, an "Index Business Day" is a day on which the Hong Kong Stock Exchange is open for trading and the Index or any Successor Index is calculated and published. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the Notes.

  The following table illustrates, for a range of hypothetical Ending Index Values, (i) the total amount payable at maturity for each $1,000 principal amount of Notes (assuming a Benchmark Index Value which equals 117.5% (the midpoint of an expected offering range of 115% to 120%) of the Starting Index Value on the Pricing Date), (ii) the pretax annualized rate of return to beneficial owners of Notes, and (iii) the pretax annualized rate of return of an investment in the stocks underlying the Index (which includes an assumed aggregate dividend yield of 3.31% per annum, and no change in the U.S. dollar/Hong Kong dollar exchange rate, as more fully described below).

                                                  TOTAL          PRETAX         PRETAX ANNUALIZED
   HYPOTHETICAL ENDING     PERCENTAGE CHANGE     AMOUNT    ANNUALIZED RATE OF   RATE OF RETURN OF
     INDEX VALUE OF       OVER STARTING INDEX  PAYABLE AT    RETURN ON THE    STOCKS UNDERLYING THE
        THE INDEX        VALUE ON PRICING DATE MATURITY(1)      NOTES(2)           INDEX(2)(3)
   -------------------   --------------------- ----------- ------------------ ---------------------
           265                    -50%           $1,000           0.00%              -18.74%
           318                    -40%           $1,000           0.00%              -13.20%
           371                    -30%           $1,000           0.00%               -8.38%
           424                    -20%           $1,000           0.00%               -4.09%
           477                    -10%           $1,000           0.00%               -0.21%
           530(4)                   0%           $1,000           0.00%                3.32%
           583                     10%           $1,000           0.00%                6.58%
           636                     20%           $1,021           0.66%                9.61%
           689                     30%           $1,106           3.39%               12.43%
           742                     40%           $1,191           5.91%               15.08%
           795                     50%           $1,277           8.32%               17.59%
           848                     60%           $1,362          10.57%               19.96%
           901                     70%           $1,447          12.70%               22.21%
           954                     80%           $1,532          14.74%               24.36%
          1007                     90%           $1,617          16.68%               26.41%
          1060                    100%           $1,702          18.54%               28.38%
          1113                    110%           $1,787          20.32%               30.26%
          1166                    120%           $1,872          22.03%               32.08%
          1219                    130%           $1,957          23.68%               33.83%
          1272                    140%           $2,000          24.49%               35.52%
          1325                    150%           $2,000          24.49%               37.15%

--------
(1) The total amount payable at maturity assumes a Benchmark Index Value which equals 117.5% (the midpoint of an expected offering range of 115% to 120%) of the Starting Index Value.
(2) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(3) This rate of return assumes (i) an investment of a fixed amount in the stocks underlying the Index with the allocation of such amount reflecting the relative weights of such stocks in the Index; (ii) a percentage change in the aggregate price of such stocks that equals the percentage change in the Index from the Starting Index Value on the Pricing Date to the relevant hypothetical Ending Index Value; (iii) a constant dividend yield of 3.31% per annum, paid quarterly from the date of initial delivery of Notes, applied to the value of the Index at the end of each such quarter assuming such value increases or decreases linearly from the Starting Index Value on the initial offering date to the applicable hypothetical Ending Index Value; (iv) no transaction fees or expenses; (v) a three year maturity for the Notes from the date of issuance; (vi) a final Index value equal to the Ending Index Value; and (vii) no change in the U.S. dollar/Hong Kong dollar exchange rate. The aggregate dividend yield of the stocks underlying the Index as of January 16, 1996 was approximately 3.31%.
(4) Approximate value of the Index on January 17, 1996.

    The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the pretax annualized rate of return resulting therefrom will depend entirely on the actual Ending Index Value determined by the Calculation Agent as provided herein. Historical data regarding the Index is included in this Prospectus Supplement under "The Index--Historical Data on the Index".

ADJUSTMENTS TO THE INDEX; MARKET DISRUPTION EVENTS

  If at any time the method of calculating the Index, or the value thereof, is changed in any material respect, or if the Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Ending Index Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index as if such changes or modifications had not been made, and calculate such closing value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index is modified so that the value of such Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Index), then the Calculation Agent shall adjust such Index in order to arrive at a value of the Index as if it had not been modified (e.g., as if such split had not occurred).

  "Market Disruption Event" means either of the following events, as determined by the Calculation Agent:

    (i) a suspension or absence of trading on the HKSE of (a) 20% or more of the Underlying Stocks and/or (b) the stocks of any three of the four most highly capitalized companies included in the Underlying Stocks which then comprise the Index or a Successor Index; or

    (ii) the suspension or material limitation on the HK Futures Exchange or any other major futures or securities market (which as of the date of this Prospectus Supplement includes only the HK Futures Exchange, but which in the Calculation Agent's judgment may change in the future) of trading in futures or options contracts related to the Hang Seng Index, the Index or a Successor Index.

  The Hang Seng Index uses certain of the same securities in its calculation as the Index (See "The Index--The Hong Kong Stock Exchange and the Hong Kong Futures Exchange" herein). For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant contract will not constitute a Market Disruption Event, (3) a suspension of trading in a futures or options contract on the Index by the AMEX or other major securities market by reason of (x) a price change exceeding limits set by the AMEX or such securities market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the Index and (4) an "absence of trading" on the HKSE, HK Futures Exchange or a major securities market on which futures or options contracts related to the Index are traded will not include any time when the HKSE, HK Futures Exchange or such securities market, as the case may be, itself is closed for trading under ordinary circumstances.

DISCONTINUANCE OF THE INDEX

  If the AMEX discontinues publication of the Index and the AMEX or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to hereinafter as a "Successor Index"), then, upon the Calculation Agent's notification of such determination to the Trustee and the Company, the Calculation Agent will substitute the Successor Index as calculated by the AMEX or such other entity for the Index and calculate the Ending Index Value as described above under "Payment at Maturity". Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice thereof to be given to Holders of the Notes.

  If the AMEX discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any of the Calculation Dates, the value to be substituted for the Index for any such Calculation Date used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the Calculation Agent for each Calculation Date in accordance with the procedures last used to calculate the Index prior to any such discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index as described below, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

  If the AMEX discontinues publication of the Index prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on each Business Day until the earlier to occur of (i) the determination of the Ending Index Value and (ii) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Date. The Calculation Agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the Notes.

EVENTS OF DEFAULT AND ACCELERATION

  In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each $1,000 principal amount thereof, will be equal to: (i) the initial issue price ($1,000), plus
(ii) an additional amount of contingent interest calculated as though the date of early repayment were the maturity date of the Notes. See "Description of Notes--Payment at Maturity" in this Prospectus Supplement. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Notes.

  In case of default in payment at the maturity date of the Notes (whether at their stated maturity or upon acceleration), from and after the maturity date the Notes shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of % per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount has been made or duly provided for.

DEPOSITORY

  Upon issuance, all Notes will be represented by one or more fully registered global securities (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as Depository, registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

  DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

  DTC is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Purchases of Notes must be made by or through Participants, which will receive a credit on the records of DTC. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Participants' or Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

  "So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Chemical Indenture. Except as provided below, Beneficial Owners in a Global
Note will not be entitled to have the Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or Holders thereof under the Chemical Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the Chemical Indenture. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the Chemical Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Note desires to give or take any action which a Holder is entitled to give or take under the Chemical Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial
Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time".

  Payment of the principal of, and any Supplemental Redemption Amount with respect to, Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the Holder of the Global Notes representing such Notes. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or any Supplemental Redemption Amount in respect of a Global Note, will credit the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Note as shown on the records of DTC. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

  If (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the

Trustee a Company Order to the effect that the Global Notes shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, the Global Notes will be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in such Global Notes.

                                   THE INDEX

THE INDEX

  Unless otherwise stated, all information herein on the Index is derived from the AMEX or other publicly available sources. Such information reflects the policies of the AMEX as stated in such sources and such policies are subject to change by the AMEX.

  The Index is a capitalization-weighted stock index designed, developed, maintained and operated by, and is a service mark of, the AMEX that measures the market value performance (share price times the number of shares outstanding) of selected Hong Kong Stock Exchange listed stocks. The Index currently is based on the capitalization of 30 Underlying Stocks trading on the Hong Kong Stock Exchange and is designed to represent a substantial segment of the Hong Kong stock market. The Hong Kong Stock Exchange is the primary trading market for most of the 30 Underlying Stocks. The primary trading market for all of the Underlying Stocks is either Hong Kong or London. Business sector representation of the Underlying Stocks comprising the Index as of December 29, 1995 was as follows: property development (31.16%), financing (22.82%), utilities (18.93%), conglomerates (19.16%) and also includes hotel/leisure (4.26%), airlines (2.10%), property investment (0.83%), transportation (0.49%) and publishing (0.23%). The Index was established on June 25, 1993. (See the table below for a list of the Underlying Stocks as of December 29, 1995.) As of December 29, 1995, the five largest Underlying Stocks accounted for approximately 50.35% of the market capitalization of the Index, with the largest being HSBC Holdings plc (12.94%), followed by Hutchison Whampoa Ltd. (10.55%), Hong Kong Telecommunications Ltd. (9.52%), Sun Hung Kai Properties Ltd. (9.01%) and Hang Seng Bank Ltd. (8.33%). The lowest weighted Underlying Stock, as of December 29, 1995, was Oriental Press Group (0.23%).

  The Index will be maintained by the AMEX and will contain at least 30 Underlying Stocks at all times. In addition, the Underlying Stocks must meet certain listing and maintenance standards as discussed below. The AMEX may change the composition of the Index at any time in order to more accurately reflect the composition and track the movement of the Hong Kong stock market. Any replacement Underlying Stock must also meet the Underlying Stock listing and maintenance standards as discussed below. Further, the AMEX may replace Underlying Stocks in the event of certain corporate events, such as takeovers, or mergers, that change the nature of the security.

  The AMEX will select Underlying Stocks on the basis of their market weight, trading liquidity, and representation of the business industries reflected on the Hong Kong Stock Exchange. The AMEX will require that each Underlying Stock be one issued by an entity with major business interests in Hong Kong, listed for trading on the Hong Kong Stock Exchange, and have its primary trading market located in a country with which the AMEX has an effective surveillance sharing agreement. The AMEX will remove any Underlying Stock failing to meet the above listing and maintenance criteria within 30 days after such failure occurs. In order to ensure that the Index does not contain a large number of thinly-capitalized, low-priced securities with small public floats and low trading volumes, the AMEX has also established additional qualification criteria for the inclusion and maintenance of Underlying Stocks, based on the following standards: (1) all Underlying Stocks selected for inclusion in the Index must have and thereafter maintain, an average daily capitalization, as calculated by the total number of shares outstanding times the latest price per share (in Hong Kong dollars), measured over the prior 6-month period, of at least H.K.$3,000,000,000

(approximately U.S.$388,000,000 on the date hereof); (2) all Underlying Stocks selected for inclusion in the Index must have, and thereafter maintain, an average daily closing price, measured over the prior 6-month period, not lower than H.K.$2.50 (approximately U.S.$0.32 on the date hereof); (3) all Underlying Stocks selected for inclusion in the Index must have, and thereafter maintain an average daily trading volume, measured over the prior 6-month period, of more than 1,000,000 shares per day, although up to, but no more than, three Underlying Stocks may have an average daily trading volume, measured over the prior 6-month period, of less than 1,000,000 shares per day, but in no event less than 500,000 shares per day; and (4) all Underlying Stocks selected for inclusion in the Index must have, and thereafter maintain, a minimum "free float" value (total freely tradeable outstanding shares minus insider holdings), based on a monthly average measured over the prior 3-month period, of U.S.$238,000,000, although up to, but no more than, three Underlying Stocks may have a free float value of less than U.S.$238,000,000 but in no event less than U.S.$150,000,000, measured over the same period. The AMEX will review and apply the above qualification criteria relating to the Underlying Stocks on a quarterly basis, conducted the last business day in January, April, July, and October. Any Underlying Stock failing to meet the above listing and maintenance criteria will be reviewed on the second Friday of the second month following the quarterly review to again determine compliance with the above criteria. Any Underlying Stock failing this second review will be replaced by a "qualified" Underlying Stock effective upon the close of business on the following Friday, "provided however", that if such Friday is not a day on which the AMEX is open for trading, the replacement will be effective at the close of business on the first preceding day on which the AMEX is open for trading. For example, if an Underlying Stock was found to be below the maintenance criteria on Wednesday, January 31, 1996, it would be reviewed again on March 8 and, if ineligible, would be replaced by a qualified security at the close of business on March 15, 1996. If March 15 happens not to be a day on which the AMEX is open for trading, the replacement will be effective at the close of business on the preceding Thursday, March 14, 1996, assuming that Thursday is a day on which the AMEX is open for trading. The AMEX will notify its membership immediately after it determines to replace an Underlying Stock.

  The annual reports and prospectuses of the companies listed on the Hong Kong Stock Exchange are available for investors' inspection in the City Hall Library (a public library in Central Hong Kong). The Hong Kong Stock Exchange library also has information for each listed company but it is available only to members of the Hong Kong Stock Exchange.

  A company whose stock is included in the Index is not required to be incorporated under the laws of Hong Kong.

  The Index is a capitalization-weighted index. A company's market capitalization is calculated by multiplying the number of shares outstanding by the company's current share price (in Hong Kong dollars). For valuation purposes unrelated to the Notes, one Index unit (1.0) is assigned a fixed value of one U.S. dollar. The Index measures the average change in prices of the Underlying Stocks, weighted according to their respective market capitalizations, so that the effect of a percentage price change in an Underlying Stock will be greater the larger the Underlying Stock's market capitalization. The Index was established by the AMEX on June 25, 1993, on which date the Index value was set at 350.00. The daily calculation and public dissemination by the AMEX of the Index commenced on September 1, 1993. The data relating to the Index was back-calculated by the AMEX from January 2, 1989 to August 31, 1993. The Index is calculated by (i) adding the market capitalization of each Underlying Stock and (ii) dividing such sum by an adjusted base market capitalization or divisor. On June 25, 1993, the market value of the Underlying Stocks was approximately H.K.$1,152,829,149,500 (equivalent to approximately U.S.$148,656,241,000 based on the exchange rate as of such date) and the divisor used to calculate the Index was 3,293,797,570. The AMEX selected that particular divisor number in order, among other things, to ensure that the Index was set at a general price level consistent with other well recognized stock markets. The divisor is subject to periodic adjustments as set forth below. The Index is calculated once every Index Calculation Day by the AMEX based on the most recent official closing prices of each of the Underlying Stocks reported by the Hong Kong Stock Exchange. Pricing of the Index will be performed each day and be disseminated before the opening of trading via the Consolidated Tape Authority Network-B continuously during each day on which the AMEX is open for trading. The dissemination value, however, will remain the same throughout the trading day because the trading hours of the Hong Kong Stock Exchange do not overlap with AMEX trading hours. Accordingly, updated price information for the Underlying Stocks will be unavailable.

  In order to maintain continuity in the level of the Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stock, stock dividends, stock splits, distributions of assets to stockholders or other capitalization events, the divisor used in calculating the Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Index and in order that the value of the Index immediately after such change will equal the level of the Index immediately prior to the change. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. Nevertheless, changes in the identities and characteristics of the Underlying Stocks may significantly affect the behavior of the Index over time.

  The AMEX is under no obligation to continue the calculation and dissemination of the Index and the method by which the Index is calculated and the name "The AMEX Hong Kong 30 Index" may be changed at the discretion of the AMEX. The Notes are not sponsored, endorsed, sold or promoted by the AMEX. No inference should be drawn from the information contained in this Prospectus Supplement that the AMEX makes any representation or warranty, implied or express, to the Company, the beneficial owners of Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Index to track general stock market performance. The AMEX has no obligation to take the needs of the Company or the beneficial owners of Notes into consideration in determining, composing or calculating the Index. The AMEX is not responsible for, and has not participated in the determination of the timing of prices for or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Supplemental Redemption Amount is determined. The AMEX has no obligation or liability in connection with the administration, marketing or trading of the Notes.

  The use of and reference to the Index in connection with the Notes have been consented to by the AMEX.

  Except with respect to the responsibility of the Calculation Agent to make certain calculations under certain circumstances as described herein, none of the Company, the Trustee, the Calculation Agent or the Underwriter accepts any responsibility for the calculation, maintenance or publication of the Index or any Successor Index. The AMEX disclaims all responsibility for any inaccuracies in the data on which the Index is based, or any mistakes or errors or omissions in the calculations or dissemination of the Index or for the manner in which such index is applied in determining the Supplemental Redemption Amount, if any.

  The following table presents pertinent market information for each of the component stocks in the Index as of December 29, 1995. As of such date, the total capitalization of the component stocks of the Index was approximately U.S.$208.51 billion. Market capitalizations of the individual stocks in the Index ranged from approximately U.S.$442 million to a high of U.S.$26.77 billion, with the median being U.S.$3.73 billion.

                                                                          INDEX
                   COMPANY NAME                           INDUSTRY       WEIGHT*
                   ------------                           --------       -------
HSBC HOLDINGS PLC. ................................ Finance               12.94%
HUTCHISON WHAMPOA LTD. ............................ Conglomerates         10.55%
HONG KONG TELECOMMUNICATIONS LTD. ................. Utilities              9.52%
SUN HUNG KAI PROPERTIES LTD. ...................... Property Development   9.01%
HANG SENG BANK LTD. ............................... Finance                8.33%
CHEUNG KONG HOLDINGS LTD. ......................... Property Development   6.40%
HENDERSON LAND DEVELOPMENT CO. LTD. ............... Property Development   4.61%
CHINA LIGHT AND POWER CO. LTD. .................... Utilities              4.33%
SWIRE PACIFIC LTD "A'. ............................ Conglomerates          3.62%
WHARF HOLDINGS LTD. ............................... Hotels/Leisure         3.51%
NEW WORLD DEVELOPMENT CO. LTD. .................... Property Development   3.49%
CITIC PACIFIC LTD. ................................ Conglomerates          3.32%
HONG KONG ELECTRIC HOLDINGS LTD. .................. Utilities              3.15%
CATHAY PACIFIC AIRWAYS LTD. ....................... Airlines               2.10%
HONG KONG AND CHINA GAS CO. LTD. .................. Utilities              1.93%
WHEELOCK AND COMPANY LTD. ......................... Conglomerates          1.67%
BANK OF EAST ASIA LTD. ............................ Finance                1.55%
HYSAN DEVELOPMENT CO. LTD. ........................ Property Development   1.28%
AMOY PROPERTIES.................................... Property Development   1.19%
HOPEWELL HOLDINGS LTD. ............................ Property Development   1.19%
HANG LUNG DEVELOPMENT CO. LTD. .................... Property Development   1.02%
HENDERSON INVESTMENT LTD. ......................... Property Development   1.00%
SINO LAND COMPANY LTD. ............................ Property Development   0.90%
HONG KONG AND SHANGHAI HOTELS LTD. ................ Hotel/Leisure          0.75%
GUANGDONG INVESTMENT. ............................. Property Investment    0.58%
GREAT EAGLE HOLDINGS LTD. ......................... Property Development   0.57%
CHINESE ESTATES HOLDINGS. ......................... Property Development   0.50%
SHUN TAK HOLDINGS. ................................ Transportation         0.49%
TAI CHEUNG (HOLDINGS) LTD. ........................ Property Investment    0.25%
ORIENTAL PRESS GROUP .............................. Publisher              0.23%

--------
* The sum of Index Weight percentages may be less than 100% due to rounding.

HISTORICAL DATA ON THE INDEX

  The following table sets forth the level of the Index at the end of each month, in the period from January 1, 1989 through December 29, 1995. All historical data presented in the following table relating to periods before September 1, 1993 (the date the AMEX commenced the daily calculation and public dissemination of the Index) were calculated by the AMEX and are presented as if the Index had existed during such periods, based on the Underlying Stocks contained in the Index as of June 25, 1993, and such closing levels have been calculated hypothetically on the same basis that the Index is calculated. All historical data presented in the following table relating to periods after September 1, 1993 are based on actual data from the Index. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

                                                                     MONTH-END
                                                                   CLOSING LEVEL
                                                                   -------------
1989:
  January.........................................................    149.88
  February........................................................    147.27
  March...........................................................    146.46
  April...........................................................    152.01
  May.............................................................    133.76
  June............................................................    110.46
  July............................................................    125.78
  August..........................................................    123.02
  September.......................................................    135.71
  October.........................................................    135.04
  November........................................................    136.23
  December........................................................    140.32
1990:
  January.........................................................    136.29
  February........................................................    146.44
  March...........................................................    149.57
  April...........................................................    146.77
  May.............................................................    156.58
  June............................................................    164.36
  July............................................................    172.48
  August..........................................................    154.24
  September.......................................................    137.78
  October.........................................................    149.74
  November........................................................    148.38
  December........................................................    151.46
1991:
  January.........................................................    162.42
  February........................................................    177.56
  March...........................................................    187.39
  April...........................................................    179.85
  May.............................................................    186.43
  June............................................................    184.68
  July............................................................    201.91
  August..........................................................    201.49
  September.......................................................    200.42
  October.........................................................    204.76
  November........................................................    209.96
  December........................................................    217.58
1992:
  January.........................................................    233.06
  February........................................................    250.01
  March...........................................................    249.71
  April...........................................................    271.89
  May.............................................................    308.30
  June............................................................    309.67
  July............................................................    296.24
  August..........................................................    282.96

                                                                     MONTH-END
                                                                   CLOSING LEVEL
                                                                   -------------
1992:
  September.......................................................    276.67
  October.........................................................    311.14
  November........................................................    291.86
  December........................................................    276.73
1993:
  January.........................................................    287.74
  February........................................................    318.99
  March...........................................................    319.68
  April...........................................................    341.75
  May.............................................................    369.20
  June............................................................    354.06
  July............................................................    348.06
  August..........................................................    374.08
  September.......................................................    382.05
  October.........................................................    467.64
  November........................................................    458.93
  December........................................................    598.98
1994:
  January.........................................................    576.69
  February........................................................    519.77
  March...........................................................    452.60
  April...........................................................    449.25
  May.............................................................    479.28
  June............................................................    437.47
  July............................................................    474.92
  August..........................................................    499.22
  September.......................................................    479.69
  October.........................................................    485.14
  November........................................................    424.51
  December........................................................    412.70
1995:
  January.........................................................    369.57
  February........................................................    421.35
  March...........................................................    435.22
  April...........................................................    421.62
  May.............................................................    475.92
  June............................................................    465.60
  July............................................................    477.39
  August..........................................................    462.52
  September.......................................................    486.91
  October.........................................................    492.85
  November........................................................    494.12
  December........................................................    507.26

  The following graph sets forth the historical performance of the Index at the end of each month from January 1989 through December 1995. Past movements of the Index are not necessarily indicative of the future Index values. On January 18, 1996 the closing level of the Index was 532.10.


  [The graph sets forth the historical month-end closing levels of the Index from January 1989 through December 1995, with the vertical axis specifying the month-end closing level in a range from 0 to 620 in increments of 20 and the horizontal axis specifying the time period in increments of three months from January 1989 to December 1995.]


Source: Prepared by the Company from data obtained from the AMEX.

THE HONG KONG STOCK EXCHANGE AND THE HONG KONG FUTURES EXCHANGE

  As of September 29, 1995, the Hong Kong Stock Exchange was the world's ninth largest stock exchange based on U.S. dollar market capitalization. There are no market-makers in Hong Kong, but exchange dealers may act as dual capacity broker-dealers. All of the Underlying Stocks of the Index are traded through the computerized trading system. Trading is undertaken from 10:00 A.M. to 12:30 P.M. and then from 2:30 P.M. to 3:55 P.M. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the Hong Kong Stock Exchange is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trades is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

  Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the Hong Kong Stock Exchange of the Underlying Stocks currently will cease at 2:55 A.M. or 3:55 A.M., New York City time. Using the last reported closing prices of the Underlying Stocks on the Hong Kong Stock Exchange, the level of the Index on any such trading day generally will be calculated, published and disseminated by the AMEX in the United States shortly prior to the opening of trading on the AMEX in New York on the same calendar day.

  The Hong Kong Stock Exchange has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the Hong Kong Stock Exchange considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The Hong Kong Stock Exchange may also do so where: (1) an issuer fails, in a manner which the Hong Kong Stock Exchange considers material, to comply with the Hong Kong Stock Exchange Listing Rules or its Listing Agreements; or (2) the Hong Kong Stock Exchange considers there are insufficient securities in the hands of the public; or (3) the Hong Kong Stock Exchange considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer's securities; or (4) the Hong Kong Stock Exchange considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the Hong Kong Stock Exchange may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. For instance, dealing on a listed company's shares will normally be suspended when information about an intention to make a private placing, or a very substantial transaction compared to the net asset value of the company, has been leaked through an improper channel. Trading will not be resumed until after a formal announcement has been made. Trading of a company's shares may also be suspended if there is unusual trading activity in that stock.

  An issuer may apply for suspension on its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the Hong Kong Stock Exchange, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (5) where the issuer is no longer suitable for listing, or becomes a "cash" company; or (6) for issuers going into receivership or liquidation.

  As a result of the foregoing, variations in the Index may be limited by suspension of trading of individual stocks which comprise the Index which may in turn, adversely affect the value of the Notes. In addition, a partial or total halt in trading of all of the Underlying Stocks could result in a Market Disruption Event. See "Description of Notes--Adjustments to the Index; Market Disruption Events" herein.

  Because the Index uses certain of the same securities in its calculation as the Hang Seng Index ("HSI"), another stock index, the HSI is referenced to determine if a Market Disruption Event has occurred. A Market Disruption Event can occur if there is a suspension or material limitation on the HK Futures Exchange of trading in futures or options contracts related to the HSI. The stock index contracts traded on the HK Futures Exchange are based upon the HSI and its four sub-indices: properties, utilities, finance, and commerce and industry. The HSI is a value-weighted index of 33 stocks and every stock in the HSI is represented in one of the four sub-indices. The following Underlying Stocks of the Index (as of December 29, 1995) are not constituent securities of the HSI: Chinese Estates Holdings, Henderson Investment Ltd. and Tai Cheung (Holdings) Ltd. The following constituent securities of the HSI (as of December 29, 1995) are not Underlying Stocks of the Index: Hong Kong Aircraft Eng. Co. Ltd., Johnson Electric Holdings Ltd., Mirmar Hotel and Inv. Co. Ltd., Shangri-La Asia Ltd., South China Morning Post (Holdings) Ltd. and Television Broadcasts Ltd. The Index also differs from the HSI in that, among other things, the selection, maintenance and replacement criteria for the constituent securities of the two indices are not the same and that they are operated and governed by the rules of different entities.

  Currently, the contracts listed on the HK Futures Exchange are HSI futures, HSI sub-indices futures, HSI options, gold and Hong Kong Interbank Offered Rate futures. There is a daily maximum fluctuation limit of 300 points imposed on the HSI contracts (not applicable to spot mark contracts). Once the limit is touched, orders cannot be transacted above (the outside limit) or below (the downside limit) but orders within the range can continue to trade.

  The foregoing discussion reflects the current rules governing the Hong Kong Stock Exchange and the HK Futures Exchange, which are subject to change.

  The HK Futures Exchange takes no responsibility for the contents of this document, makes no representations as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document. The HK Futures Exchange has made no assessment of, nor taken any responsibility for, the financial soundness of the Company or the merits of investing in the Notes, nor have they verified the accuracy or the truthfulness of statements made or opinions expressed in this document.

  "Hong Kong Futures Exchange" and "HK Futures Exchange" are trademarks of the Hong Kong Futures Exchange Ltd.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  Set forth in full below is the opinion of Brown & Wood, counsel to the Company, as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes. Such opinion is based upon laws, regulations, rulings and decisions now in effect (or, in the case of certain regulations, in proposed form), all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, or persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted herein). The following discussion also assumes that the issue price of the Notes, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of the United Stated Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

GENERAL

  There are no statutory provisions, regulations (except possibly the Proposed Regulations as described below), published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of the Company for United States Federal income tax purposes. The Company currently intends to treat each Note as a debt instrument of the Company for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by the Company's characterization of the Notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the Notes for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the assumption that each Note will be treated as a debt instrument of the Company for United
States Federal income tax purposes. If the Notes are not in fact treated as debt instruments of the Company for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the Notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Note could differ from the timing and character of income, gain or loss recognized in respect of a Note had the Notes in fact been treated as debt instruments of the Company for United States Federal income tax purposes.

U.S. HOLDERS

  Under general principles of current United States Federal income tax law, payments of interest on a debt instrument generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). Under these principles, the amount payable at maturity with respect to a Note in excess of the principal amount thereof ("i.e.", the Supplemental Redemption Amount), if any, would be treated as contingent interest and generally would be includible in income by a U.S. Holder as ordinary interest on the date the Supplemental Redemption Amount is accrued ("i.e.", generally when the Supplemental Redemption Amount becomes fixed in amount and becomes unconditionally payable) or when such amount is received (in accordance with the U.S. Holder's regular method of tax accounting). In addition, if the amount payable at maturity with respect to a Note exceeds the principal amount thereof, then such Note would be treated as having been retired at maturity in exchange for an amount equal to the principal amount thereof.

  Upon the sale, exchange or retirement of a Note, a U.S. Holder generally would recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note. Such gain or loss generally should be capital gain or loss and should be long-term capital gain or loss if the Note were held by the U.S. Holder for more than one year (subject to the market discount rules, as discussed below). It is possible, however, that the IRS could assert that any amounts realized upon the sale or exchange of a Note prior to its maturity in excess of the principal amount thereof constitutes ordinary interest income (subject to the bond premium rules, as discussed below). Nonetheless, although the matter is not free from doubt, under current law, any gain realized upon the sale or exchange of a Note prior to its maturity should be treated entirely as capital gain (subject to the market discount rules, as discussed below).

  Prospective investors in the Notes should be aware that on December 16, 1994, the Treasury Department issued proposed regulations (the "Proposed Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the Notes. The Proposed Regulations, however, are proposed to apply only to debt instruments issued 60 days or more after the date on which the Proposed Regulations are published as final Treasury regulations. Accordingly, if ultimately adopted in their current form, the Proposed Regulations would not apply to the Notes. Furthermore, proposed Treasury regulations are not binding upon either the IRS or taxpayers prior to becoming effective as temporary or final regulations. In general, if ultimately adopted in their current form, the Proposed Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law (as described above). Specifically, the Proposed Regulations generally would require a U.S. Holder of such an instrument to include future contingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Proposed Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument such as the Notes would be treated as ordinary income and a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). Prospective investors in the Notes are urged to consult their own tax advisers concerning the effect, if any, of the Proposed Regulations on their investment in the Notes.

  The Company, where required, currently intends to file information returns with the IRS treating each Note as a debt instrument of the Company for United States Federal income tax purposes (as discussed above) and reporting contingent interest on, if any, and gross proceeds received upon the sale, exchange or retirement of each Note in accordance with general principles of current United States Federal income tax law (as described above), in the absence of any change or clarification in the law, by regulation or otherwise requiring a different treatment.

MARKET DISCOUNT AND PREMIUM

  If a U.S. Holder purchases a Note for an amount that is less than the Note's issue price (i.e., the Note's stated principal amount), the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity (defined below) multiplied by the number of complete years to maturity from the date the U.S. Holder purchased such
Note).

  Under the market discount rules, a U.S. Holder will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of the lesser of (i) the amount of such realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the Note's maturity, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the Note's maturity or certain earlier dispositions of the Note, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes and a U.S. Holder would increase its tax basis in the Note by the amount of any such currently included market discount. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  If a U.S. Holder purchases a Note for an amount that is greater than its stated redemption price at maturity (i.e., the Note's stated principal amount), such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. A U.S. Holder generally will reduce its tax basis in the Note by the amount of any interest offset taken. Such election, if made, would apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which such election applies and to all debt instruments acquired by such U.S. Holder thereafter. Such election would also be irrevocable once made, unless the U.S. Holder making such an election obtains the express consent of the IRS to revoke such election.

ORIGINAL ISSUE DISCOUNT

  Prospective investors in the Notes should be aware that if the principal amount of a Note exceeds the issue price of the Note, as determined for United States Federal income tax purposes, by more than a specified "de minimis" amount (generally 1/4 of 1% of the principal amount of the Note multiplied by the number of complete years from the Note's issue date to its maturity date), then such Note will be treated as having been issued with original issue discount. If a significant percentage of the total aggregate amount of the Notes originally issued is sold at a discount from the principal amount thereof pursuant to the discount noted on the cover of this Prospectus Supplement, then the issue price of the Notes, as determined for United States Federal income tax purposes, may be less than the principal amount of the Notes and the Notes may be issued with original issue discount. Such discount is not expected to be in excess of 2.0% per Note. In general, a U.S. Holder of a Note issued with original issue discount would be required to include such original issue discount into income as ordinary interest over the entire term of the Note using a constant yield method. A U.S. Holder would increase such U.S. Holder's tax basis in a Note by any original issue discount included in income by such U.S. Holder. Nevertheless, if a U.S. Holder purchases a Note issued with original issue discount for an amount equal to the principal amount thereof, such U.S. Holder would not be required to include any such original issue discount into income.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

  Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

  Under current law, a Note will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of such Note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

  Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the attached Prospectus and to hedge market risks of the Company affecting the value of the Supplemental Redemption Amount.

                                  UNDERWRITING

  Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement and a
Terms Agreement, to purchase from the Company $    aggregate principal amount
of Notes. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the Notes if any are purchased.

  The Underwriter has advised the Company that it proposes initially to offer all or part of the Notes directly to the public at the offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at such prices less a concession not in excess of % of the principal amount of the Notes. The Underwriter may allow, and such dealers may reallow, a discount not in excess of % of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price and concession may be changed.

  The underwriting of the Notes will conform to the requirements set forth in the applicable sections of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc.

                               VALIDITY OF NOTES

  The validity of the Notes will be passed upon for the Company and for the Underwriter by Brown & Wood, New York, New York.

PROSPECTUS
                                    [LOGO]
                           MERRILL LYNCH & CO., INC.
                          DEBT SECURITIES AND WARRANTS

  Merrill Lynch & Co., Inc. (the "Company") intends to sell from time to time up to $8,451,425,546 aggregate principal amount (or net proceeds in the case of warrants and in the case of securities issued at an original issue discount), or its equivalent in such foreign currencies or units of two or more currencies, based on the applicable exchange rate at the time of offering, as shall be designated by the Company at the time of offering, of its senior debt securities ("Senior Debt Securities"), subordinated debt securities ("Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), warrants to purchase Debt Securities ("Debt Warrants"), warrants entitling the holders thereof to receive from the Company a payment or delivery determined by reference to decreases or increases in the level of an index or portfolio based on one or more equity or debt securities (including the price or yield of such securities), any statistical measure of economic or financial performance (including any consumer price, currency or mortgage index) or the price or value of any commodity or a combination thereof (the "Index Warrants") and warrants to receive from the Company the cash value in U.S. dollars of the right to purchase ("Currency Call Warrants") or to sell ("Currency Put Warrants" and, together with the Currency Call Warrants, the "Currency Warrants") such foreign currencies or units of two or more currencies as shall be designated by the Company at the time of offering. The Debt Securities, Debt Warrants, Index Warrants and Currency Warrants, which are collectively called the "Securities", may be offered either jointly or separately and will be offered to the public on terms determined by market conditions at the time of sale and set forth in a prospectus supplement.

  The Securities will be unsecured and, except in the case of Subordinated Debt Securities, will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinated to all existing and future Senior Indebtedness of the Company.

  Each issue of Securities may vary, where applicable, as to aggregate principal amount, maturity date, public offering or purchase price, interest rate or rates, if any, and timing of payments thereof, provision for redemption, sinking fund requirements, if any, exercise provisions, currencies of denomination or currencies otherwise applicable thereto and any other variable terms and method of distribution. The accompanying Prospectus Supplement (the "Prospectus Supplement") sets forth the specific terms with regard to the Securities in respect of which this Prospectus is being delivered. The Company may elect to deliver to purchasers of Securities an abbreviated term sheet setting forth a description of the Securities being offered, or a summary thereof (a "Terms Sheet"), instead of a Prospectus Supplement. This Prospectus may be delivered prior to or concurrently with a Terms Sheet.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The Securities may be sold directly or through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") as agent or may be offered and reoffered through, or through underwriting syndicates managed or co-managed by, one or more of the following: MLPF&S; Bear, Stearns & Co. Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; CS First Boston Corporation; Goldman, Sachs & Co.; Lehman Brothers Inc.; Morgan Stanley & Co. Incorporated; Nomura Securities International, Inc.; PaineWebber Incorporated; and Salomon Brothers Inc, or directly to purchasers by the Company. The Company has entered into agreements with such firms with respect to the Securities providing for agency sales of the Securities through MLPF&S or the purchase and offering from time to time by one or more of such firms, either alone or with the several members of any syndicate formed by them. Additional agreements respecting the distribution of the Securities may be entered into from time to time by the Company. Securities may not be sold without delivery of a Prospectus Supplement describing such issue of Securities and the method and terms of offering thereof or of a Terms Sheet.

                                  -----------

                The date of this Prospectus is January 19, 1996.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 30, 1994, Quarterly Reports on Form 10-Q for the periods ended March 31, 1995 and June 30, 1995, and Quarterly Report on Form 10-Q for the period ended September 29, 1995, as amended by Form 10-Q/A (Amendment No. 1), and Current Reports on Form 8-K dated January 12, 1995, January 23, 1995, February 8, 1995, February 9, 1995, March 3, 1995, March 9, 1995, April 18, 1995, May 2, 1995, May 23,
1995, July 18, 1995, July 21, 1995, August 1, 1995, August 2, 1995, September
19, 1995, October 17, 1995, November 2, 1995, November 27, 1995, and January 17, 1996 filed pursuant to Section 13 of the Exchange Act, are hereby incorporated by reference into this Prospectus.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE) OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. GREGORY T. RUSSO, SECRETARY, MERRILL LYNCH & CO., INC., 100 CHURCH STREET, 12TH FLOOR, NEW YORK, NEW YORK 10080-6512; TELEPHONE NUMBER (212) 602-8435.

                           MERRILL LYNCH & CO., INC.

  Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, insurance, and related services on a global basis. Its principal subsidiary, MLPF&S, one of the largest securities firms in the world, is a leading broker in securities, options contracts, and commodity and financial futures contracts; a leading dealer in options and in corporate and municipal securities; a leading investment banking firm that provides advice to, and raises capital for, its clients; and an underwriter of selected insurance products. Other subsidiaries provide financial services on a global basis similar to those of MLPF&S and are engaged in such other activities as international banking, lending, and providing other investment and financing services. Merrill Lynch International Incorporated, through subsidiaries and affiliates, provides investment, financing, and related services outside the United States and Canada. Merrill Lynch Government Securities Inc. is a primary dealer in obligations issued or guaranteed by the U.S. Government and by Federal agencies or instrumentalities. Merrill Lynch Capital Services, Inc., Merrill Lynch Derivative Products, Inc., and Merrill Lynch Capital Markets PLC are the Company's primary derivative product dealers and enter into interest rate and currency swaps and other derivative transactions as intermediaries and as principals. Merrill Lynch Asset Management, L.P., with its related affiliates, is one of the largest mutual fund managers in the world and provides investment advisory services. The Company's insurance underwriting operations consist of the underwriting of life insurance and annuity products. Banking, trust, and mortgage lending operations conducted through subsidiaries of the Company include issuing certificates of deposit, offering money market deposit accounts, making secured loans, and providing foreign exchange facilities and other related services.

  The principal executive office of the Company is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; its telephone number is (212) 449-1000.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the Securities for general corporate purposes. Such uses may include the funding of investments in, or extensions of credit to, its subsidiaries, the funding of assets held by the Company or its subsidiaries, including securities inventories, customer receivables and loans (including business loans, home equity loans and loans in connection with investment banking-related merger and acquisition activities) and the lengthening of the average maturity of the Company's borrowings (including the refunding of maturing indebtedness). The precise amount and timing of investments in, and extensions of credit to, its subsidiaries will depend upon their funding requirements and the availability of other funds to the Company and its subsidiaries. Pending such applications, the net proceeds will be temporarily invested or applied to the reduction of short-term indebtedness. A substantial portion of the proceeds from the sale of any Currency Warrants or Index Warrants may be used to hedge market risks with respect to such Warrants. Management of the Company expects that it will, on a recurrent basis, engage in additional financings as the need arises to finance the growth of the Company or to lengthen the average maturity of its borrowings. To the extent that Securities being purchased for resale by MLPF&S are not resold, the aggregate proceeds to the Company and its subsidiaries would be reduced.

                         SUMMARY FINANCIAL INFORMATION

  The following summary of consolidated financial information was derived from, and is qualified in its entirety by reference to, the financial statements and other information and data contained in the Company's Annual Report on Form 10-K for the year ended December 30, 1994. See "Incorporation of Certain Documents by Reference." The year-end results include 52 weeks for 1990, 1991, 1992, and 1994 and 53 weeks for 1993.

  The Company conducts its business in highly volatile markets. Consequently, the Company's results can be affected by many factors, including general market conditions, the liquidity of secondary markets, the level and volatility of interest rates and currency values, the valuation of securities positions, competitive conditions, and the size, number, and timing of transactions. In periods of unfavorable market activity, profitability can be adversely affected because certain expenses remain relatively fixed. As a result, net earnings and revenues can vary significantly from period to period. Thus, interim results may not necessarily be representative of the full year results of operations.

                                       YEAR ENDED LAST FRIDAY IN DECEMBER
                         ----------------------------------------------------------------
                            1990        1991         1992          1993          1994
                         ----------- ----------- ------------  ------------  ------------
INCOME STATEMENT
 INFORMATION
(In thousands, except
 ratios)
Revenues................ $11,147,229 $12,352,812 $ 13,412,668  $ 16,588,177  $ 18,233,091
Net revenues(1)......... $ 5,783,329 $ 7,246,468 $  8,577,401  $ 10,558,230  $  9,624,521
Earnings before income
 taxes and cumulative
 effect of changes in
 accounting
 principles(2).......... $   282,328 $ 1,017,418 $  1,621,389  $  2,424,808  $  1,729,604
Cumulative effect of
 changes in accounting
 principles (net of
 applicable income
 taxes)(2)..............         --          --  $    (58,580) $    (35,420)          --
Net earnings(2)......... $   191,856 $   696,117 $    893,825  $  1,358,939  $  1,016,761
Ratio of earnings to
 fixed charges(3).......         1.1         1.2          1.3           1.4           1.2
BALANCE SHEET
 INFORMATION(4)(5)
(In thousands)
Total assets............ $68,129,527 $86,259,343 $107,024,173  $152,910,362  $163,749,327
Long-term borrowings.... $ 6,341,559 $ 7,964,424 $ 10,871,100  $ 13,468,900  $ 14,863,383
Stockholders' equity.... $ 3,225,430 $ 3,818,088 $  4,569,104  $  5,485,913  $  5,817,545

--------
(1) Net revenues are revenues net of interest expense.
(2) Net earnings for 1992 were reduced by $58,580,000 to reflect the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106,
    "Employers' Accounting for Postretirement Benefits Other Than Pensions", and SFAS No. 109, "Accounting for Income Taxes". Net earnings for 1993 were reduced by $35,420,000 to reflect the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits".
(3) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.
(4) In 1994, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts", and FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements", which increased assets and liabilities at December 30, 1994 by approximately $8,500,000,000.
(5) To finance its diverse activities, the Company and certain of its subsidiaries borrow substantial amounts of short-term funds on a regular basis. Although the amount of short-term borrowings significantly varies with the level of general business activity, on December 30, 1994, $557,776,000 of bank loans and $14,758,830,000 of commercial paper were outstanding. In addition, certain of the Company's subsidiaries lend securities and enter into repurchase agreements to obtain financing. At December 30, 1994, cash deposits for securities loaned and securities sold under agreements to repurchase amounted to $2,180,186,000 and $51,864,594,000, respectively.

FISCAL YEAR 1994

  Financial markets, strong from 1991 through the first six weeks of 1994, changed significantly after inflationary fears prompted the Federal Reserve to increase short-term interest rates in February 1994. As the U.S. economy continued to expand, the Federal Reserve acted to further curb inflation and to moderate growth by increasing short-term interest rates five additional times during the year. The combination of rising interest rates, a falling U.S. dollar, unsettled global stock, bond, and currency markets, reduced foreign investment in U.S. financial markets, and overall investor caution contributed to lower earnings for most U.S. securities firms. These conditions affected the Company's 1994 fourth quarter and full year results. Net earnings for the 1994 fourth quarter were $161.6 million, down 30% from the 1994 third quarter and down 53% from the 1993 fourth quarter.

  Net earnings for 1994 were $1,016.8 million, down 25% from record 1993 earnings of $1,358.9 million. Net earnings for 1993 included a $35.4 million cumulative effect charge (net of $25.1 million of applicable income tax benefits) related to the adoption of Statement of Financial Accounting
Standards No. 112, "Employers' Accounting for Postemployment Benefits". Earnings for 1993 before the cumulative effect of the change in accounting principle were $1,394.4 million. Earnings per common share in 1994 were $4.75 primary and $4.74 fully diluted, compared with $5.98 primary and $5.95 fully diluted ($6.14 primary and $6.11 fully diluted before the accounting change) in 1993. As previously reported, 1993 results included a non-recurring pretax lease charge totaling $103.0 million ($59.7 million after income taxes) related to the Company's decision not to occupy certain space at the World Financial Center Headquarters ("Headquarters") facility. This space was sublet in 1994.

  Total revenues were $18,233 million, up 10% from 1993. Net revenues (revenues after interest expense) totaled $9,625 million in 1994, down 9% from 1993.

  Commission revenues were $2,871 million, virtually unchanged from $2,894 million in 1993. Higher commission revenues from mutual funds and commodity transactions were offset by lower revenues from money market instruments, particularly medium-term notes, and listed securities transactions. Sales of mutual funds, particularly front-end funds, declined as investors were less active due to uncertain markets and rising interest rates. For the first time since 1974, both stock and bond funds fell in value industrywide, on average, in the same year. Distribution fees from deferred charge funds benefited from strong mutual fund sales in prior periods, while redemption fees increased as investors repositioned their portfolios primarily from fixed-income funds to stock and money market funds. Commissions on listed securities transactions decreased due to a decline in the relative amount of business by retail clients versus institutional clients. Other commission revenues declined principally as a result of lower commissions from money market instruments, partially offset by higher revenues from commodity transactions.

  Interest and dividend revenues increased 35% to $9,578 million from $7,099 million in 1993. Interest expense, which includes dividend expense, rose 43% to $8,609 million from $6,030 million in 1993. Net interest and dividend profit decreased 9% to $969 million as a significant increase in short-term interest rates, year over year, led to a substantial flattening of the yield curve. The change in the yield curve, the relationship between interest rates and maturities, resulted from short-term interest rates rising faster than long-term interest rates in 1994. As a result, interest spreads declined, while financing and hedging costs increased from 1993.

  Principal transactions revenues fell 20% to $2,335 million from the 1993 record $2,920 million due to rising interest rates, a declining U.S. dollar, and volatile world financial markets. Revenues from taxable fixed-income securities, equities and equity derivatives, and foreign exchange and commodities decreased, while interest rate and currency swaps, and municipal securities revenues increased. Taxable fixed-income revenues declined 52% to $462 million as higher interest rates, wider credit spreads, and uncertainty in emerging markets led to reduced demand and lower inventory values. Equities and equity derivatives trading revenues decreased 28% to $627 million, reflecting lower trading results in virtually all categories, including a loss in convertible securities. Foreign exchange and commodities revenues, in the aggregate, declined 31% to $109 million. Weakness in the U.S. dollar versus other major currencies depressed foreign exchange trading, while commodities trading revenues benefited from increased volume. Interest rate and currency swaps revenues advanced 24% to $749 million reflecting higher revenues from U.S. dollar-denominated swap trading activities, particularly those related to structured financing transactions. Municipal securities trading revenues increased 20% to $388 million due to strong retail investor demand for tax-exempt investments.

  Investment banking revenues were $1,239 million, down 32% from $1,831 million in 1993 due primarily to the effects of rising interest rates and reduced demand. Underwriting revenues declined in almost all categories, with significant decreases in equities, corporate bonds and preferred stock, and convertible securities. Strategic services revenues, which include fees for debt restructuring, merger and acquisition activity, and other advisory services, benefited from increased merger and acquisition advisory assignments in various industries.

  Asset management and portfolio services fees rose 12% from $1,558 million in 1993 to a record $1,739 million. Asset management fees advanced due primarily to an increase in stock funds under management. Portfolio service fees advanced due to the continued growth in the number of Asset Power(R) accounts, a product with fees and transaction limits based on asset levels, and increased revenues from the ML Consults(R) product.

  Other revenues were $471 million, up 65% from $285 million in 1993. The increase in other revenues was attributable to net realized investment gains related to merchant banking activities of $81 million, compared with unrealized losses of $133 million in 1993.

  Non-interest expenses were $7,895 million, down 3% from $8,133 million in the year-ago period. Excluding the 1993 non-recurring lease charge totaling $103.0 million, non-interest expenses declined 2%.

  Compensation and benefits expense, which represented approximately 63% of total non-interest expenses, declined 6% due principally to lower incentive and production-related compensation. Compensation and benefits expense, as a percentage of net revenues, was 51.5% in 1994, compared with 49.8% in 1993.

  Occupancy costs declined 24% (7% excluding the 1993 non-recurring lease charge) benefiting from continued relocation of support staff to lower-cost facilities and reduced space requirements at the Headquarters facility. Other facilities costs, which include communications and equipment rental, and depreciation and amortization, were up 9% due to increased use of market data, news, and statistical services and higher depreciation expense from the acquisition of technology-related equipment.

  Advertising and market development expenses were down 1% with discretionary costs decreasing as business conditions became less favorable. Lower sales promotion and a reduction in advertising campaigns were partially offset by increased travel related to international business activities. Professional fees increased 26% due primarily to the use of system and management consultants to upgrade technology and processing capabilities in trading, credit, and customer services, as well as higher legal fees. Brokerage, clearing, and exchange fees increased 20% reflecting higher international equity volume and expanded risk management activities related to volatile global market conditions. Other expenses increased 1% from 1993, due to an increase in office supplies and postage costs.

  Income tax expense totaled $713 million in 1994, down 31% from $1,030 million in 1993. The effective tax rate was 41.2% in 1994 versus 42.5% in 1993 as a result of lower state income taxes.

  The Company's Annual Report on Form 10-K for the year ended December 30, 1994 describes an action commenced against the Company by Orange County, California (the "County") and the Orange County Investment Pools (the "Pools"). See "Incorporation of Certain Documents by Reference." The County and the Pools seek relief in excess of $2 billion in connection with various securities transactions between the County and/or the Pools and the Company and its subsidiaries. Other actions have also been commenced against the Company and its subsidiaries arising out of the Company's dealings with the County Treasurer and the Pools.

  The Company will vigorously contest these actions and believes it has meritorious defenses. Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the consolidated financial condition or results of operations of the Company for the year ended December 30, 1994.

  The Company has also received inquiries from various governmental entities examining the underlying events and is cooperating with these inquiries.

CERTAIN BALANCE SHEET INFORMATION AS OF DECEMBER 30, 1994

  On January 1, 1994, the Company adopted Financial Accounting Standards Board Interpretation No. 39 ("Interpretation No. 39"), "Offsetting of Amounts Related to Certain Contracts". Interpretation No. 39 affects the financial statement presentation of balances related to swap, forward, and other similar exchange or conditional type contracts, and unconditional type contracts. To offset unconditional contracts, such as resale and repurchase agreements, net cash settlement of the related receivable and payable balances is also required by Interpretation No. 39, as modified by Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements". Prior to the adoption of these Interpretations, the Company followed industry practice in reporting balances related to certain types of contracts on a net basis. Unrealized gains and losses for swap, forward, and other similar contracts were reported net on the balance sheet by contract type, while certain receivables and payables related to resale and repurchase agreements were reported net by counterparty. The effect of these Interpretations increased assets and liabilities at December 30, 1994 by approximately $8.5 billion.

  The Company believes that its equity base is adequate relative to the level and composition of its assets and the mix of its business.

  In the normal course of business, the Company underwrites, trades, and holds non-investment grade securities in connection with its market-making, investment banking, and derivative structuring activities. These activities are subject to risks related to the creditworthiness of the issuers and the liquidity of the market for such securities, in addition to the usual risks associated with investing in, extending credit, underwriting, and trading in investment grade instruments.

  At December 30, 1994, the fair value of long and short non-investment grade trading inventories amounted to $3,309 million and $456 million, respectively, and in the aggregate (i.e., the sum of long and short trading inventories) represented 4.3% of aggregate consolidated trading inventories.

  At December 30, 1994, the carrying value of extensions of credit provided to corporations entering into leveraged transactions aggregated $257 million (excluding unutilized revolving lines of credit and other lending commitments of $50 million), consisting primarily of senior term and subordinated financings to 35 medium-sized corporations. At December 30, 1994, the Company had no bridge loans outstanding. Loans to highly leveraged corporations are carried at unpaid principal balance less a reserve for estimated losses. The allowance for loan losses is estimated based on a review of each loan, and consideration of economic, market, and credit conditions. Direct equity investments made in conjunction with the Company's investment and merchant banking activities aggregated $289 million at December 30, 1994, representing investments in 80 enterprises. Equity investments in privately-held corporations for which sale is restricted by government or contractual requirements are carried at the lower of cost or estimated net realizable value. At December 30, 1994, the Company held interests in partnerships, totaling $93 million (recorded on the cost basis), that invest in highly leveraged transactions and non-investment grade securities. Prior to July 1, 1994, the Company had a co-investment arrangement to enter into direct equity investments. At December 30, 1994, the Company also committed to invest an additional $80 million in partnerships that invest in leveraged transactions.

  The Company's insurance subsidiaries hold non-investment grade securities. As a percentage of total insurance investments, non-investment grade securities were 5.5% at December 30, 1994. Non-investment grade securities of insurance subsidiaries were classified as available-for-sale and were carried at fair value at December 30, 1994.

  At December 30, 1994, the largest non-investment grade concentration consisted of various issues of a South American sovereign totaling $235 million, of which $60 million represented on-balance-sheet hedges for off-balance-sheet instruments. No one industry sector accounted for more than 21% of total non-investment grade positions. At December 30, 1994, the Company held an aggregate carrying value of $292 million in debt and equity securities of issuers in various stages of bankruptcy proceedings. Approximately 71% of this amount resulted from the Company's market-making activities in such securities.

                        DESCRIPTION OF DEBT SECURITIES

  Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities are to be issued under an indenture (the "Chemical Indenture"), dated as of April 1, 1983, as amended and restated, between the Company and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as trustee or issued under an indenture (the "Chase Indenture"), dated as of October 1, 1993 between the Company and The Chase Manhattan Bank, N.A. as trustee (each, a "Senior Debt Trustee"). The Chemical Indenture and the Chase Indenture are referred to herein as the "Senior Indentures". The Subordinated Debt Securities are to be issued under an indenture (the "Subordinated Indenture"), between the Company and Chemical Bank, as trustee (the "Subordinated Debt Trustee"). The Senior Debt Securities and Subordinated Debt Securities may also be issued under one or more other indentures (each, a "Subsequent Indenture") and have one or more other trustees (each, a "Subsequent Trustee"). Any Subsequent Indenture relating to Senior Debt Securities will have terms and conditions identical in all material respects to the above-referenced Senior Indentures and any Subsequent Indenture relating to Subordinated Debt Securities will have terms and conditions identical in all material respects to the above-referenced Subordinated Indenture, including, but not limited to, the applicable terms and conditions described below. Any Subsequent Indenture relating to a series of Debt Securities, and the trustee with respect thereto, will be identified in the applicable Prospectus Supplement. The Senior Indentures, the Subordinated Indenture and any Subsequent Indentures (whether senior or subordinated) are referred to herein as the "Indentures"; and the Senior Debt Trustees, the Subordinated Debt Trustee and any Subsequent Trustees are referred to herein as the "Trustees". A copy of each Indenture is filed (or, in the case of a Subsequent Indenture, will be filed) as an exhibit to the registration statements relating to the Securities (collectively, the "Registration Statement"). The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the respective Indentures, including the definitions therein of certain terms.

GENERAL

  Each Indenture provides that Debt Securities (Senior Debt Securities in the case of the Senior Indentures or a Subsequent Indenture for Senior Debt Securities, and Subordinated Debt Securities in the case of the Subordinated Indenture or a Subsequent Indenture for Subordinated Debt Securities) may be issued thereunder, without limitation as to aggregate principal amount, in one or more series, by the Company from time to time upon satisfaction of certain conditions precedent, including the delivery by the Company to the applicable Trustee of a resolution of the Board of Directors, or the Executive Committee thereof, of the Company which fixes or provides for the establishment of terms of such Debt Securities, including: (1) the aggregate principal amount of such Debt Securities and whether there is any limit upon the aggregate principal amount of such Debt Securities that may be subsequently issued; (2) the date on which such Debt Securities will mature; (3) the principal amount payable with respect to such Debt Securities whether at maturity or upon earlier acceleration, and whether such principal amount will be determined with reference to an index, formula or other method; (4) the rate or rates per annum (which may be fixed or variable) at which such Debt Securities will bear interest, if any; (5) the dates on which such interest, if any, will be payable; (6) the provisions for redemption of such Debt Securities, if any, the redemption price and any remarketing arrangements relating thereto; (7) the sinking fund requirements, if any, with respect to such Debt Securities;
(8) whether such Debt Securities are denominated or provide for payment in United States dollars or a foreign currency or units of two or more of such foreign currencies; (9) the form (registered or bearer or both) in which such Debt Securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of such Debt Securities in either form; (10) whether and under what circumstances the Company will pay additional amounts ("Additional Amounts") in respect of such Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement, as applicable) in respect of specified taxes, assessments or other governmental charges and whether the Company has the option to redeem the affected Debt Securities rather than pay such Additional Amounts; (11) whether such Debt Securities are to be issued in global form; (12) the title of the Debt Securities and the series of which such Debt Securities shall be a part; and (13) the denominations of such Debt Securities. Reference is made to the Prospectus Supplement for the terms of the Debt Securities being offered thereby, including whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities. The Company may elect to deliver to purchasers of Securities a Terms Sheet instead of a Prospectus. This Prospectus may be delivered prior to or concurrently with a Terms Sheet. Debt Securities may also be issued under the Indentures upon the exercise of Debt Warrants. See "Description of Debt Warrants". Nothing in the Indentures or in the terms of the Debt Securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the Subordinated Debt Securities.

  The Debt Securities will be issued, to the extent provided in the Prospectus Supplement, in fully registered form without coupons, and/or in bearer form with or without coupons, and in denominations set forth in the Prospectus Supplement. No service charge will be made for any registration of transfer of registered Debt Securities or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection therewith. Each Indenture provides that Debt Securities issued thereunder may be issued in global form. If any series of Debt Securities is issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interest in any such global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of, and any premium, Additional Amounts and interest on, a global Debt Security will be payable in the manner described in the applicable Prospectus Supplement.

  The provisions of the Indentures described above provide the Company with the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, to "reopen" a previous issue of a series of Debt Securities and issue additional Debt Securities of such series.

  The Senior Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured and will be subordinated to all existing and future Senior Indebtedness (as defined below) of the Company. Since the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the Holders of the Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to the Company are restricted by net capital requirements under the Securities Exchange Act of 1934 and under rules of certain exchanges and other regulatory bodies.

  Principal and any interest, premium and Additional Amounts will be payable in the manner, at the places and subject to the restrictions set forth in the applicable Indenture, the Debt Securities and the Prospectus Supplement relating thereto, provided that payment of any interest and any Additional Amounts may be made at the option of the Company by check mailed to the holders of registered Debt Securities at their registered addresses.

  Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the applicable Indenture, the Debt Securities and the Prospectus Supplement relating thereto. Debt Securities in bearer form and the coupons, if any, pertaining thereto will be transferable by delivery. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

MERGER AND CONSOLIDATION

  The Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, provided that (i) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received such assets shall be a corporation organized and existing under the laws of the United States of America or a state thereof and shall assume payment of the principal of, and any premium, Additional Amounts or interest on, the Debt Securities and the performance and observance of all of the covenants and conditions of the Indentures to be performed or observed by the Company, and (ii) the Company or such successor corporation, as the case may be, shall not immediately thereafter be in default under the Indentures.

MODIFICATION AND WAIVER

  Modification and amendment of each Indenture may be effected by the Company and the applicable Trustee with the consent of the Holders of at least 66 2/3% in principal amount of the Outstanding Debt Securities of each series issued pursuant to such Indenture and affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of, or any installment of interest or Additional Amounts on, any Debt Security or any premium payable on the redemption thereof, or change the Redemption Price;
(b) reduce the principal amount of, or the interest or Additional Amounts payable on, any Debt Security or reduce the amount of principal which could be declared due and payable prior to the Stated Maturity; (c) change the place or currency of any payment of principal of, or any premium, interest or Additional Amounts on, any Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (e) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required to modify or amend such Indenture; or (f) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities necessary to waive any past default to less than a majority. No modification or amendment of the Subordinated Indenture or any Subsequent Indenture for Subordinated Debt Securities may adversely affect the rights of any Holder of Senior Indebtedness without the consent of such Holder. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of Outstanding Debt Securities of any series may, with respect to such series, waive past defaults under the applicable Indenture and waive compliance by the Company with certain provisions of such Indenture.

EVENTS OF DEFAULT

  Under each Indenture, the following will be Events of Default with respect to Debt Securities of any series issued thereunder: (a) default in the payment of any interest or Additional Amounts upon any Debt Security of that series when due, and such default has continued for 30 days; (b) default in the payment of any principal of or premium, if any, on any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance of any other covenant of the Company contained in such Indenture for the benefit of such series or in the Debt Securities of such series, and such default has continued for 60 days after written notice as provided in such Indenture; (e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series. The applicable Trustee or the Holders of 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or such lesser amount as may be provided for in the Debt Securities of that series) of all Outstanding Debt Securities of that series and the interest accrued thereon and Additional Amounts payable in respect thereof, if any, to be due and payable immediately if an Event of Default with respect to Debt Securities of such series shall occur and be continuing at the time of declaration. At any time after a declaration of acceleration has been made with respect to Debt Securities of any series but before a judgment or decree for payment of money due has been obtained by the applicable Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may rescind any declaration of acceleration and its consequences, provided that all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been remedied or waived. Any Event of Default with respect to Debt Securities of any series may be waived by the Holders of a majority in principal amount of all Outstanding Debt Securities of that series, except in a case of failure to pay principal of or premium, if any, or interest or Additional Amounts, if any, on any Debt Security of that series for which payment had not been subsequently made or in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected.

  The Holders of a majority in principal amount of the Outstanding Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such Trustee with respect to Debt Securities of such series, provided that such direction shall not be in conflict with any rule of law or the applicable Indenture. Subject to the provisions of each Indenture relating to the duties of the appropriate Trustee, before proceeding to exercise any right or power under an Indenture at the direction of such Holders, the applicable Trustee shall be entitled to receive from such Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

  The Company will be required to furnish to each Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the applicable Indenture.

SPECIAL TERMS RELATING TO THE SENIOR DEBT SECURITIES

"LIMITATIONS UPON LIENS"

  The Senior Indentures provide that the Company may not, and may not permit any Subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by the Senior Indentures) on the Voting Stock owned directly or indirectly by the Company of any Subsidiary (other than a Subsidiary which, at the time of incurrence of such secured indebtedness, has a net worth of less than $3,000,000) without making effective provision whereby the Outstanding Senior Debt Securities will be secured equally and ratably with such secured indebtedness.

"LIMITATIONS ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY, MLPF&S"

  The Senior Indentures provide that the Company may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary (defined in the Senior Indentures to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by the Company). In addition, the Senior Indentures provide that the Company may not permit MLPF&S to (i) merge or consolidate, unless the surviving company is a Controlled Subsidiary, or (ii) convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

SPECIAL TERMS RELATING TO THE SUBORDINATED DEBT SECURITIES

  Upon any distribution of assets of the Company resulting from any dissolution, winding up, liquidation or reorganization, payments on Subordinated Debt Securities are to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of the Company to make payments on the Subordinated Debt Securities will not otherwise be affected. No payment on Subordinated Debt Securities may be made at any time when there is a default in the payment of any principal, premium, interest, Additional Amounts, if any, or sinking fund of or on any Senior Indebtedness. Holders of Subordinated Debt Securities will be subrogated to the rights of holders of Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive shares of Subordinated Debt Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain creditors of the Company may recover more, ratably, than Holders of Subordinated Debt Securities.

  Senior Indebtedness is defined in the Subordinated Indenture as the principal of, premium, if any, and unpaid interest on (a) indebtedness of the Company (including indebtedness of others guaranteed by the Company), other than the Subordinated Debt Securities, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, (i) for money owing to banks, (ii) for money borrowed from sources other than banks or (iii) in connection with the acquisition by the Company or a subsidiary of assets of any kind except in the ordinary course of business, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities, and (b) renewals, extensions, modifications and refundings of any such indebtedness. As of September 29, 1995, a total of approximately $34.3 billion of the Company's indebtedness would have been Senior Indebtedness as so defined.

                          DESCRIPTION OF DEBT WARRANTS

  The Company may issue, together with Debt Securities, Currency Warrants or Index Warrants or separately, Debt Warrants for the purchase of Debt Securities. The Debt Warrants are to be issued under debt warrant agreements (each a "Debt Warrant Agreement") to be entered into between the Company and a bank or trust company, as debt warrant agent (the "Debt Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Debt Warrants being offered thereby. A copy of the form of Debt Warrant Agreement, including the form of warrant certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Warrant Agreement and the Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

  The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the designation, aggregate principal amount, price at which such principal amount may be purchased upon exercise and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, including whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities, and the procedures and conditions relating to the exercise of such Debt Warrants; (2) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, including whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities, the number of such Debt Warrants issued with each such Debt Security, and the Indenture under which the Debt Securities will be issued; (3) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (4) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (5) if the Debt Securities purchasable upon exercise of such Debt Warrants are original issue discount Debt Securities, a discussion of Federal income tax considerations applicable thereto; and (6) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

  Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, and any premium, Additional Amounts, if any, or interest on, the Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

  Each Debt Warrant will entitle the Holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

  Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                        DESCRIPTION OF CURRENCY WARRANTS

  The Company may issue, together with Debt Securities, Debt Warrants or Index Warrants or separately, Currency Warrants either in the form of Currency Put Warrants entitling the Holders thereof to receive from the Company the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or in the form of Currency Call Warrants entitling the Holders thereof to receive from the Company the cash settlement value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or units of two or more currencies for a specified amount of U.S. dollars. The Currency Warrants are to be issued under a currency put warrant agreement or a currency call warrant agreement, as applicable (each a "Currency Warrant Agreement"), to be entered into between the Company and a bank or trust company, as currency warrant agent (the "Currency Warrant Agent"), all as shall be set forth in the applicable Prospectus Supplement. Copies of the forms of Currency Put Warrant Agreement and Currency Call Warrant Agreement, including the forms of warrant certificates representing the Currency Put Warrants and Currency Call Warrants (the "Currency Warrant Certificates"), reflecting the provisions to be included in the Currency Warrant Agreements that will be entered into with respect to particular offerings of Currency Warrants, are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Currency Warrant Agreements and the Currency Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Currency Warrant Agreements and the Currency Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

  The applicable Prospectus Supplement will describe the terms of Currency Warrants offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants, or both; (2) the formula for determining the cash settlement value of each Currency Warrant; (3) the procedures and conditions relating to the exercise of such Currency Warrants; (4) the circumstances which will cause the Currency Warrants to be deemed to be automatically exercised; (5) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; and (6) the date on which the right to exercise such Currency Warrants shall commence and the date on which such right shall expire (the "Expiration Date"), provided that the commencement date and the Expiration Date may be the same date.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

  Except as may otherwise be provided in an applicable Prospectus Supplement, the Currency Warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depository or its nominee. Beneficial owners will not be entitled to receive definitive certificates representing Currency Warrants. Ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains a beneficial owner's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depository in the name of such brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling beneficial owner's brokerage firm.

EXERCISE OF CURRENCY WARRANTS

  Each Currency Warrant will entitle the Holder to the cash settlement value of such Currency Warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable Prospectus Supplement. If a Currency Warrant has more than one exercise date and is not exercised prior to 1:30 P.M., New York City time, on the fifth New York Business Day preceding the Expiration Date, Currency Warrants will be deemed automatically exercised.

LISTING

  Each issue of Currency Warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of any such Currency Warrants. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, such exchange, the Expiration Date for such Currency Warrants will be the date such delisting or trading suspension becomes effective and Currency Warrants not previously exercised will be deemed automatically exercised on the business day immediately preceding such Expiration Date. The applicable Currency Warrant Agreement will contain a covenant of the Company not to seek delisting of the Currency Warrants, or suspension of their trading, on such exchange.

                         DESCRIPTION OF INDEX WARRANTS

  The Company may issue from time to time Index Warrants consisting of put warrants (the "Index Put Warrants") or call warrants (the "Index Call Warrants"). The Index Warrants will entitle the holders to receive from the Company a payment or delivery, subject to applicable law, determined by reference to decreases (in the case of Index Put Warrants) or to increases (in the case of Index Call Warrants) in the level of an index or portfolio based on one or more equity or debt securities (including the price or yield of such securities), any statistical measure of economic or financial performance (including any consumer price, currency or mortgage index) or the price or value of any commodity or any combination thereof (the "Index"). Unless otherwise specified in the accompanying Prospectus Supplement, payments, if any, upon exercise (or deemed exercise) of the Index Warrants will be made in U.S. dollars. The Index Warrants will be offered on terms to be determined at the time of sale.

GENERAL

  The applicable Prospectus Supplement will describe the Index Warrant Agreement or Index Warrant Trust Indenture (each as defined below), as the case may be, relating to the Index Warrants being offered thereby and the terms of such Index Warrants, including, without limitation: (i) whether the Index Warrants to be issued will be Index Put Warrants, Index Call Warrants or both;
(ii) the aggregate number and initial public offering price or purchase price;
(iii) the Index for such Index Warrants; (iv) whether the Index Warrants will be deemed exercised as of a specified date or whether the Index Warrants may be exercised during a period and the date on which the right to exercise such Index Warrants commences and the date on which such right expires; (v) the manner in which such Index Warrants may be exercised and any restrictions on, or other special provisions relating to, the exercise of such Index Warrants;
(vi) the minimum number, if
any, of such Index Warrants exercisable at any one time; (vii) the maximum number, if any, of such Index Warrants that may, subject to the Company's election, be exercised by all Index Warrantholders (or by any person or entity) on any day; (viii) any provisions permitting an Index Warrantholder to condition an exercise notice on the absence of certain specified changes in the level of the applicable Index after the exercise date, any provisions permitting the Company to suspend exercise of such Index Warrants based on market conditions or other circumstances and any other special provision relating to the exercise of such Index Warrants; (ix) any provisions for the automatic exercise of such Index Warrants other than at expiration; (x) any provisions permitting the Company to cancel such Index Warrants upon the occurrence of certain events; (xi) any additional circumstances which would constitute an Event of Default with respect to such Index Warrants; (xii) the method of determining (a) the payment or delivery, if any, to be made in connection with the exercise or deemed exercise of such Index Warrants (the "Settlement Value"), (b) the minimum payment or delivery, if any, to be made upon expiration of such Index Warrants (the "Minimum Expiration Value"), (c) the payment or delivery to be made upon the exercise of any right which the Company may have to cancel such Index Warrants and (d) the value of the Index;
(xiii) in the case of Index Warrants relating to an Index for which the trading prices of underlying securities, commodities or rates are expressed in a foreign currency, the method of converting amounts in the relevant foreign currency or currencies into U.S. dollars (or such other currency or composite currency in which the Index Warrants are payable); (xiv) the method of providing for a substitute index or otherwise determining the payment or delivery, if any, to be made in connection with the exercise of such Index Warrants if the Index changes or ceases to be made available by its publisher;
(xv) the time or times at which payment or delivery, if any, will be made in respect of such Index Warrants following exercise or deemed exercise; (xvi) the self-regulatory organization on which such Index Warrants will be traded, if any; (xvii) any provisions for issuing such Index Warrants in other than book-entry form; (xviii) if such Index Warrants are not issued in book-entry form, the place or places at which payment or delivery on cancellation, if any, and the Minimum Expiration Value, if any, of such Index Warrants is to be made by the Company; (xix) certain U.S. federal income tax consequences relating to such Index Warrants; and (xx) other specific provisions.

  Except as otherwise provided in the applicable Prospectus Supplement, each issue of Index Warrants will contain the terms set forth below.

  The Index Warrants which are issued without a Minimum Expiration Value will be issued under one or more index warrant agreements (each, an "Index Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Index Warrant Agent"), all as described in the Prospectus Supplement relating to such Index Warrants. The Index Warrant Agent will act solely as the agent of the Company under the applicable Index Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any Index Warrantholders. A single bank or trust company may act as Index Warrant Agent for more than one issue of Index Warrants.

  The Index Warrants which are issued with a Minimum Expiration Value will be issued under one or more index warrant trust indentures (each an "Index Warrant Trust Indenture") to be entered into between the Company and a corporation (or other person permitted to so act by the Trust Indenture Act of 1939, as amended from time to time (the "Trust Indenture Act")), to act as trustee (the "Index Warrant Trustee"), all as described in the Prospectus Supplement relative to such Index Warrants. Any Index Warrant Trust Indenture will be qualified under the Trust Indenture Act. To the extent allowed by the Trust Indenture Act, a single qualified corporation may act as Index Warrant Trustee for more than one issue of Index Warrants.

  Forms of Index Warrant Agreement and Index Warrant Trust Indenture and the respective global index warrant certificates related thereto are filed as exhibits to the Registration Statement. The summaries herein of certain provisions of the Index Warrant Agreement, the Index Warrant Trust Indenture and global index warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Index Warrant Agreement, the Index Warrant Trust Indenture and global index warrant certificates, respectively.

  The Company will have the right to "reopen" a previous issue of Index Warrants and to issue additional Index Warrants of such issue without the consent of any Index Warrantholder.

  The Index Warrants involve a high degree of risk, including the risk that the Index Warrants will expire worthless except for the Minimum Expiration Value, if any, of such Index Warrants. Investors should therefore be prepared to sustain a total loss of the purchase price of the Index Warrants (except for the Minimum Expiration Value, if applicable). Investors who consider purchasing Index Warrants should be experienced with respect to options and option transactions and reach an investment decision only after carefully considering the suitability of the Index Warrants in light of their particular circumstances and the information set forth below as well as additional information contained in the Prospectus Supplement relating to such Index Warrants.

  Unless otherwise provided in the Prospectus Supplement, each Index Warrant will entitle Index Warrantholders to receive from the Company upon exercise the Settlement Value of such Index Warrant. Certain Index Warrants issued pursuant to an Index Warrant Trust Indenture will, if specified in the Prospectus Supplement, entitle the Index Warrantholder to receive from the Company, under certain circumstances specified in the Prospectus Supplement, a payment or delivery equal to the greater of the applicable Settlement Value and a Minimum Expiration Value of such Index Warrants. In addition, certain Index Warrants will, if specified in the Prospectus Supplement, entitle Index Warrantholders to receive from the Company a certain payment or delivery upon cancellation of the Index Warrants by the Company, upon the occurrence of specified events. In addition, if so specified in the Prospectus Supplement, following the occurrence of an extraordinary event, the Settlement Value of an Index Warrant may, at the option of the Company, be determined on a different basis, including in connection with automatic exercise at expiration.

  Unless otherwise specified in the related Prospectus Supplement, the Index Warrants will be deemed to be automatically exercised upon expiration or such earlier date that may be specified. Upon such automatic exercise, Index warrantholders will be entitled to receive a payment or delivery equal to the Settlement Value of the Index Warrants, except that holders of Index Warrants having a Minimum Expiration Value will be entitled to receive a payment or delivery equal to the greater of such Settlement Value and the applicable Minimum Expiration Value. The Minimum Expiration Value may be either a predetermined payment or delivery or a payment or delivery that varies during the term of the Index Warrants in accordance with a schedule or formula. Any Minimum Expiration Value applicable to an issue of Index Warrants, as well as any additional circumstances resulting in the automatic exercise of such Index Warrants, will be specified in the related Prospectus Supplement.

  If so specified in the Prospectus Supplement, the Index Warrants may be canceled by the Company, or the exercise or valuation of, or payment or delivery for, such Index Warrants may be delayed or postponed upon the occurrence of an extraordinary event. Any extraordinary events relating to an issue of Index Warrants will be set forth in the related Prospectus Supplement. Upon cancellation, the related Index warrantholders will be entitled to receive only the applicable payment or delivery on cancellation specified in such Prospectus Supplement. The payment or delivery on cancellation may be either a predetermined payment or delivery or a payment or delivery that varies during the term of the Index Warrants in accordance with a schedule or formula.

  If the Company defaults with respect to any of its obligations under Index Warrants which are issued with a Minimum Expiration Value pursuant to an Index Warrant Trust Indenture, such default may be waived by the Index warrantholders of a majority in interest of all outstanding Index Warrants, except a default in the payment or delivery of the Settlement Value, Minimum Expiration Value or cancellation payment or delivery (if applicable) on such Index Warrants or in respect of a covenant or provision of the applicable Index Warrant Trust Indenture which cannot be modified or amended without the consent of the Index warrantholder of each outstanding Index Warrant affected.

  The Index Warrants are unsecured contractual obligations of the Company and will rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. Since the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the Holders of the Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to the Company are restricted by net capital requirements under the Securities Exchange Act of 1934 and under rules of certain exchanges and other regulatory bodies.

  Certain special United States federal income tax considerations may be applicable to instruments such as the Index Warrants. The related Prospectus Supplement will describe such tax considerations. The summary of United States Federal income tax considerations contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Index Warrants are urged to consult their own tax advisors prior to any acquisition of Index Warrants.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

  Except as may otherwise be provided in an applicable Prospectus Supplement, Index Warrants will be issued in book-entry form and represented by global Index Warrants, registered in the name of a depository or its nominee. Except as may otherwise be provided in an applicable Prospectus Supplement, Index Warrantholders will not be entitled to receive definitive certificates representing Index Warrants, unless the depository is unwilling or unable to continue as depository or the Company decides to have the Index Warrants represented by definitive certificates. A beneficial owner's interest in an Index Warrant represented by a global Index Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such beneficial owner's account. In turn, the total number of Index Warrants held by an individual brokerage firm or other entity for its clients will be maintained on the records of the depository in the name of such brokerage firm or other entity or its agent.

LISTING

  Unless otherwise indicated in the Prospectus Supplement, the Index Warrants will be traded pursuant to the rules of a self-regulatory organization as specified in the Prospectus Supplement. It is expected that such self-regulatory organization will cease trading an issue of Index Warrants at the close of business on the related expiration date of such Index Warrants.

MODIFICATION

  Any Index Warrant Agreement or Index Warrant Trust Indenture and the terms of the related Index Warrants may be amended by the Company and the Index Warrant Agent or Index Warrant Trustee, as the case may be (which amendment shall take the form of a supplemental index warrant agreement or supplemental index warrant trust indenture (collectively referred to as "Supplemental Agreements")), without the consent of the holders of any Index Warrants, for the purpose of (i) curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or of making any other provisions with respect to matters or questions arising under the Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be, which shall not be inconsistent with the provisions thereof or of the Index Warrants, (ii) evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in the Index Warrant Agreement or the Index Warrant Trust Indenture, as the case may be, and the Index Warrants, (iii) appointing a successor depository, (iv) evidencing and providing for the acceptance of appointment by a successor Index Warrant Agent or Index Warrant Trustee with respect to the Index Warrants, as the case may be, (v) adding to the covenants of the Company, for the benefit of the Index Warrantholders or surrendering any right or power conferred upon the Company under the Index Warrant Agreement or Index

Warrant Trust Indenture, as the case may be, (vi) issuing Index Warrants in definitive form, or (vii) amending the Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be, in any manner which the Company may deem to be necessary or desirable and which will not materially and adversely affect the interests of the Index warrantholders.

  The Company and the Index Warrant Agent may also amend any Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be, and the terms of the related Index Warrants (which amendment shall take the form of a Supplemental Agreement) with the consent of the Index warrantholders holding not less than 66 2/3% in number of the then outstanding unexercised Index Warrants affected by such amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be, or of modifying in any manner the rights of the Index warrantholders; provided that no such amendment that (i) changes the determination of the Settlement Value or the payment or delivery to be made on cancellation, if any, or Minimum Expiration Value, if any, of the Index Warrants (or any aspects of such determination) so as to reduce the payment or delivery to be made upon exercise or deemed exercise, (ii) shortens the period of time during which the Index Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the Index warrantholders or (iii) reduces the number of outstanding Index Warrants, the consent of whose holders is required for amendment of the Index Warrant Agreement, the Index Warrant Trust Indenture or the terms of the related Index Warrants, may be made without the consent of each Index warrantholder affected thereby.

EVENTS OF DEFAULT

  Certain events in bankruptcy, insolvency or reorganization of the Company will constitute an Event of Default with respect to Index Warrants having a Minimum Expiration Value which are issued under an Index Warrant Trust Indenture. Upon the occurrence of an Event of Default, the holders of 25% of unexercised Index Warrants may elect to receive a settlement payment or delivery for such unexercised Index Warrants, which will immediately become due to the Index warrantholders upon such election in an amount equal to the market value of such Index Warrants (assuming the Company's ability to satisfy its obligations under such Index Warrants as they would become due) as of the date the Company is notified of the intended liquidation, as determined by a nationally recognized securities broker-dealer unaffiliated with the Company and mutually selected by the Company and the Index Warrant Trustee.

MERGER, CONSOLIDATION, SALE, LEASE OR OTHER DISPOSITIONS

  The Company may consolidate or merge with or into any other corporation and the Company may sell, lease or convey all or substantially all of its assets to any corporation, provided that (i) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received such assets shall be a corporation organized and existing under the laws of the United States of America or a State thereof and shall assume the Company's obligations in respect of the payment or delivery of the Settlement Value (or any Minimum Expiration Value or cancellation payment or delivery, if applicable) with respect to all the unexercised Index Warrants and the performance and observance of all of the covenants and conditions of the Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be, to be performed or observed by the Company, and (ii) the Company or such successor corporation, as the case may be, shall not immediately be in default under the Index Warrant Agreement or Index Warrant Trust Indenture, as the case may be.

ENFORCEABILITY OF RIGHTS BY INDEX WARRANTHOLDERS

  Any Index warrantholder may, without the consent of the related Index Warrant Agent, enforce by appropriate legal action, in and for its own behalf, its right to exercise, and receive payment or delivery for, its Index Warrants.

                              PLAN OF DISTRIBUTION

  The Company may sell Securities (i) through MLPF&S as agent, (ii) to the public through, or through underwriting syndicates managed by, one or more of the firms named on the cover page of this Prospectus or (iii) directly to purchasers. The Prospectus Supplement with respect to the Securities of a particular series describes the terms of the offering of such Securities, including the name of the agent or the name or names of any underwriters, the public offering or purchase price, any discounts and commissions to be allowed or paid to the agent or underwriters, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which the Securities will be listed. Only the agents or underwriters so named in the Prospectus Supplement are agents or underwriters in connection with the Securities offered thereby. Under certain circumstances, the Company may repurchase Securities and reoffer them to the public as set forth above. The Company may also arrange for repurchases and resales of such Securities by dealers.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the Prospectus Supplement. Each such contract will be for an amount not less than, and, unless the Company otherwise agrees, the aggregate principal amount of Debt Securities sold pursuant to such contracts shall not be more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Company. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the Debt Securities covered thereby shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

  The Company has agreed to indemnify the agent and the several underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), or contribute to payments the agent or the underwriters may be required to make in respect thereof.

  The distribution of Securities will conform to the requirements set forth in the applicable sections of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included or incorporated by reference in the Company's 1994 Annual Report on Form 10-K, and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein. The information under the caption "Summary Financial Information" for each of the five years in the period ended December 30, 1994 included in this Prospectus and the Selected Financial Data under the captions "Operating Results", "Financial Position" and "Common Share Data" for each of the five years in the period ended December 30, 1994 included in the 1994 Annual Report to Stockholders of the Company and incorporated by reference herein, has been derived from consolidated financial statements audited by Deloitte & Touche LLP, as set forth in their reports included as an exhibit to the Registration Statement or incorporated by reference herein. Such consolidated financial statements and related financial statement schedules, such Summary Financial Information and Selected Financial Data appearing or incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part, have been included or incorporated herein by reference in reliance upon such reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

  With respect to unaudited interim financial information for the periods included in any of the Quarterly Reports on Form 10-Q (including any amendments applicable thereto) which may be incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in any such Quarterly Report on Form 10-Q (including any amendments applicable thereto) and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-
FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT
AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Summary....................................................................  S-3
Risk Factors...............................................................  S-7
Recent Developments........................................................ S-11
Description of Notes....................................................... S-14
The Index.................................................................. S-20
Certain United States Federal Income Tax Considerations.................... S-28
Use of Proceeds............................................................ S-32
Underwriting............................................................... S-32
Validity of Notes.......................................................... S-32
                                   PROSPECTUS

Available Information.......................................................   2
Incorporation of Certain Documents by Reference.............................   2
Merrill Lynch & Co., Inc. ..................................................   3
Use of Proceeds.............................................................   3
Summary Financial Information...............................................   4
Description of Debt Securities..............................................   8
Description of Debt Warrants................................................  12
Description of Currency Warrants............................................  13
Description of Index Warrants...............................................  14
Plan of Distribution........................................................  19
Experts.....................................................................  19

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                                    [LOGO]

                                  $25,000,000

                           MERRILL LYNCH & CO., INC.

                           AMEX HONG KONG 30 INDEX*
                        EQUITY PARTICIPATION NOTES DUE
                               FEBRUARY  , 1999

                            ----------------------

                             PROSPECTUS SUPPLEMENT

                            ----------------------

                              MERRILL LYNCH & CO.

                                FEBRUARY  , 1996

*The "AMEX Hong Kong 30 Index" is a service mark of the American Stock
Exchange.

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